Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

INJECTEZ, LLC,

as Seller

and

SHARPS TECHNOLOGY, INC.,

as Buyer

and

other parties

September 22, 2023

EXHIBITS

Exhibit A	Bill of Sale

Exhibit B	IP Assignment and Assumption Agreement

Exhibit C	Shared Services Agreement

Exhibit D	Lease Agreement

Exhibit E	Nephron Purchase Agreement

Exhibit F	Funds Flow

SCHEDULES

Schedule 1.1(B)	Business Employees

Schedule 1.1(K)	Knowledge

Schedule 1.1(T)	Copyright Assets; Trademark Assets; Transferred Software

Schedule 2.1(a)	Assigned Contracts

Schedule 2.1(e)	Proposals, Presentations, Etc.

Schedule 2.1(f)	Books and Records

Schedule 2.1(g)	Credits, Prepaid Expenses, Deferred Charges, Etc.

Schedule 2.1(h)	Credits, Prepaid Expenses, Deferred Charges, Etc.

Schedule 2.1(i)	Fixtures and Equipment

Schedule 2.1(j)	Governmental Authorizations

Schedule 2.1(k)	Guaranties, Warranties, Indemnities and Similar Rights

Schedule 2.2(c)	Excluded Accounts Receivable

Schedule 2.2(h)	Excluded Contracts

Schedule 2.2(i)	Excluded Fixtures and Equipment

Schedule 2.6(a)	Summary of Terms for Subordinated Notes

Schedule 2.6(e)	Summary of Supply Terms

Schedule 3.10(b)	Trademarks

Schedule 3.10(c)	Contracts

Schedule 3.10(f)	Litigation; other claims

Schedule 3.10(g)	Registered Intellectual Property

Schedule 3.4	Consents

Schedule 3.4	Financial Information

Schedule 3.6(a)	Contracts

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered in to, effective as of September 22, 2023 (the “Effective Date”), by and among InjectEZ, LLC, a South Carolina limited liability company (“Seller”), and Sharps Technology, Inc., a Nevada corporation and Sharps Technology Acquisition Corp., a [Nevada corporation](collectively, the “Buyer”). Certain capitalized terms used herein are defined in Section 1 and the locations of the definitions of certain other capitalized terms are set forth where such terms are first used.

RECITALS

WHEREAS, the Seller has constructed a nearly complete facility (the “Facility”) which when completed will utilize completely automated manufacturing, packaging, and distribution systems in the production of syringes and has purchased certain equipment designed for such purposes (collectively, the “Assets”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the Assets located at the portion of the Facility and, upon completion and further investment, will be dedicated to the business of Sharps (the “Business”), as more particularly set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of all of which are acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. In addition to any terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings as used in this Agreement. “

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means all applicable federal, state, foreign and other laws and all applicable rules, regulations, interpretations and orders of any relevant Authority.

“Assigned Contracts” means the Contracts Related to the Assets and [Other Contracts that are not entirely Related to the Assets (as identified by an asterisk (*) that are to be partially assigned to Buyer, if any ],that are identified on Schedule 2.1(a).

“Assumed Liabilities” means the (i) Liabilities arising out of or relating to contracts in place with respect to the maintenance or modifications to the Assets for contracts identified in Schedule 2.1(a), other than Liabilities for which Seller is responsible due to a breach of a representation or warranty in Article 3 below, and (ii) performance obligations arising after Closing under the Assigned Contracts other than any Liability arising out of or relating to (A) any breach of, or failure to comply with, prior to the Closing any covenant or obligation of any Contract by the Seller or (B) any action, or inaction, by the Seller that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure. For the avoidance of doubt, the Buyer shall not assume any liabilities other than any obligations in a contract identified in Schedule 2.1 (a).”Authority” means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or any possession or territory thereof, or of any state, local, foreign or other government, of any other public or self-regulatory authority, commission, board, agency or other instrumentality (including the U.S. Securities and Exchange Commission or any securities exchange) or any subdivision or office of any of the foregoing.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the Business, but excluding any such items to the extent: (i) they are included in or primarily related to any Excluded Asset or Excluded Liability; or

(ii) any Applicable Law prohibits such item’s transfer.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, NY are generally authorized to close.

“Seller’s Employees” means the employees of the Seller who are engaged in the development of the Facility.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses to which the Seller is a party, or to which any of the Transferred Assets are subject.

“Employee Benefit Plan” means with respect to any Person:

a)	each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Applicable Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA);
b)	each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA);
c)	each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal plan; and
d)	each other employee benefit plan, fund, program, agreement or arrangement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Liabilities” means all Liabilities of the Seller other than the Assumed Liabilities”Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools and other tangible personal property, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (c) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (d) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of an Authority or pursuant to any Law.

“Indebtedness” means all liabilities for borrowed money, whether current or funded, secured or unsecured, including all obligations evidenced by bonds, debentures, notes or similar instruments.

“Indemnified Party” means a Buyer Indemnitee or a Seller Indemnitee, as such terms are defined in Sections 7.1 and 7.3.

“Intellectual Property” means: (i) trademarks, trade names, service marks, trade dress, brand names, and logos, whether registered or not, and all goodwill associated therewith and symbolized thereby, all applications and registrations for any of the foregoing, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, and algorithms; and (v) any other intellectual property or proprietary rights.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority or arbitrator.

“Knowledge” means, with respect to Seller, the actual knowledge of any of the individuals listed on Schedule 1.1(K) (the “Knowledge Individuals”) after making a reasonable investigation of the Books and Records and such senior managerial employees of the Business as each Knowledge Individual may, in his reasonable discretion, believe would have material knowledge as to the relevant matter.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that results in, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (i) the assets, financial condition, operating results, business prospects, or customer, supplier or employee relations of the Seller or (ii) the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided that none of the following (or the results thereof) shall be a Material Adverse Effect: (a) any effect to the extent attributable to conditions affecting the industry or industries of the Seller generally; (b) any effect to the extent attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States; (c) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters or acts of God; (d) any effect to the extent attributable to the announcement or pendency of this Agreement and the consummation of the transactions contemplated hereby (including any cancellations of or delays in orders or purchases, any reduction in sales, or any disruption in supplier, distributor, licensee, licensor, partner or similar relationships) or (e) actions taken (or omitted to be taken) at the prior written request of Buyer; provided, that, the matters described in clauses (a), (b) and (c) will be excluded only to the extent that such matters do not have a disproportionate impact on the Seller, as compared to the business of other companies that conduct business in the countries and regions and in the industry in which the Business operates.

“Permitted Encumbrances” means: (i) Encumbrances for current Taxes not yet delinquent; ii) statutory or common law Encumbrances to secure obligations to landlords, lessors, or renters under leases or rental agreements made available to the Buyer; (iii) deposits or pledges not material in amount in the aggregate made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law; (iv) Encumbrances imposed by Law, such as carriers’, materialmen’s, mechanics’, warehouseman’s’, landlords’ and other like Encumbrances incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Seller or the present use of the affected Assets; (v) restrictions on transfer of securities imposed by applicable securities laws; (vi) licenses granted by a Seller to third parties that are disclosed in Section 3.10(c)(ii) of the Seller Disclosure Schedule or within one of the exceptions to disclosure set forth in Section 3.10(c)(ii); and (vii) Open Source Licenses granted to member of the Seller by third parties that either (i) are disclosed in Section 3.10(i) of the Seller Disclosure Schedule or (ii) apply to third-party software used by the Seller in such a way that does not require disclosure pursuant to Section 3.10(i)(B) of this Agreement.

“Person” means an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, association, joint stock company, Authority, or any other form of association or entity.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or arbitrator.

“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Authority or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

“Related to the Assets” means used relative to and in connection with, the Business as conducted by Seller and its Affiliates prior to the Closing.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Seller or to which Seller makes or has made, or has or has had an obligation to make, contributions at any time.

“Subsidiary” means any corporation more than 40% of the outstanding voting securities of which are owned by the Seller or any subsidiary, directly or indirectly, or a partnership or limited liability company in which the Seller or a subsidiary is a general partner or manager or holds interests entitling it to receive more than 40% of the profits or losses of the partnership or limited liability company.

“Syringe Manufacturing Business” means a production facility designed to manufacture and market pre-filled syringes.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes and other taxes or governmental charges in the nature of a tax, including any interest, penalties or additions to tax in respect thereto, under any federal, state, local, foreign or other applicable tax law.

“Trademark Assets” means all trademarks, tradenames, service marks, trade dress, brand names and logos exclusively used in conjunction with the goods and/or services offered for sale by the Seller prior to Closing as listed on Schedule 1.1(T), including any registrations or applications pertaining thereto together with any prospective rights to register the marks anywhere in the world and the goodwill of the business symbolized by such marks.

“Trade Secrets” means any information which is unpublished or which the Seller treats as confidential or proprietary. It includes, without limitation, Business Information, Technical Information, and Third-Party Information, as hereinafter defined:

(a) “Business Information” means access information; methods of operation; costs; contract terms; pricing methods or information; profits; markets and market strategies; marketing plans and activities; sales; customer lists, contacts and preferences; vendor lists, contacts and preferences; contractor and subcontractor lists, contacts and preferences; employee lists and identities; employee compensation; employee work locations; personnel information and systems; finances; business ideas; plans for future development; internal policies, procedures, communications and reports, all proprietary communications related to the Seller whether in person, by cell or traditional phone line, email (including internal and external email), text messaging, or chat; and information of any other kind not generally known to the public, or that a reasonable person acting within the capacity of such person’s role should understand is confidential, based on the nature of the information or the circumstances of its disclosure.

(b) “Technical Information” means technical data, processes, formulas, improvements, technologies, designs, drawings, engineering, hardware configurations, and all research and development activities.

(c) “Third-Party Information” means all Business Information or Technical Information provided by a third party to the Seller under an obligation of confidentiality, including information of customers in the Seller’s possession.

“Trade Secret Assets” means exclusively the Trade Secrets necessary for the operation of the Assets.

“Transaction Agreements” means this Agreement, the Lease, the Shared Services Agreement and the Nephron Purchase Agreement, Pharma Services Agreement, Sales and Distribution Agreement and any certificates delivered by or on behalf of a party pursuant to this Agreement.

“Transferred Intellectual Property” means all of the Intellectual Property related to the Assets including, but not limited to, the trademark and brand name, “InjectEZ” and all content and functionality associated exclusively therewith in addition to all goodwill associated with the Seller or the Transferred Assets.

ARTICLE 2

SALE AND PURCHASE

2.1 Transfer of Assets Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, grant, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing, in and to the Asset (collectively, the “Transferred Assets”), which shall not include any Excluded Asset:

(a) Assigned Contracts identified on Schedule 2.1(a);

(b) The Transferred Intellectual Property;

(c) Any inventory or raw materials used in the Business?

(d) A copy of any Open Source Assets required for the use of the Transferred Intellectual Property;

(e) all proposals, presentations, use cases, databases and other materials that are used primarily in connection with the Assets and listed on Schedule 2.1(e);(ii) customer support materials Related to the Assets and any of the other Transferred Assets.).

(f) Books and Records as identified on Schedule 2.1(f);

(g) all credits, deferred charges, advance payments, security deposits, and duties to the extent related to a Transferred Asset identified on Schedule 2.1(g);

(h) the Fixtures and Equipment identified on Schedule 2.1(h);

(i) to the extent their transfer is permitted by Applicable Law, all governmental authorizations and non-governmental authorizations and all applications therefor Related to the Assets or any Transferred Asset identified on Schedule 2.1(j); and

(j) all guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent Related to any Asset identified on Schedule 2.1(k).

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets unless Buyer expressly assumes that Liability pursuant to Section 2.3. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to sell or assign any Assigned Contract if an attempted sale or assignment thereof, without the consent of a third party, would constitute a breach thereof or in any way affect the rights of Buyer or Seller or any of their respective Affiliates thereunder.

2.2 Excluded Assets Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to all assets that are not Transferred Assets, including, without limitation, the following (collectively, the “Excluded Assets”):

(a) all Tax returns of Seller or its Affiliates and all books and records (including working papers) related thereto;

(b) all insurance policies and rights thereunder; (see (k) below.

(c) all purchase orders and other preprinted business forms that have any Trademark thereon other than those included in the Transferred Intellectual Property;

(d) all credits, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any asset that is not a Transferred Asset;

(e) Reserved;

(f) all Contracts relating to the Transferred Assets other than the Assigned Contracts, including, without limitation, those Contracts on Schedule 2.2(h);

(g) all Fixtures and Equipment other than as listed on Schedule 2.1(h);

(h) except for the Transferred Assets, all assets of, or generally used by, the Seller, which are not Related to the Assets;

(i) all Trade Secrets not Related to the Assets, regardless of whether the non-transferred Trade Secrets are intermingled in documents transferred to Buyer under Section 2.1;

(j) all personnel records,; and

(k) all insurance proceeds which Seller or any of its Affiliates have a right to receive as of the Closing and that relate to events, circumstances or occurrences prior to the Closing.

2.3 Assumption of Certain Liabilities and Obligations. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due all of the Assumed Liabilities pursuant to Assigned contracts specifically identified in Schedule 1.2. Buyer will not assume or have any responsibility of any nature with respect to any Excluded Liability.

2.4 Excluded Liabilities Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to Seller or any of its Affiliates or representatives, Buyer does not assume and has no responsibility for any liability not specifically assumed and identified in Schedule 1.2. Any other liability is an Excluded Liability.

2.5 Certain Tax Matters Seller shall be responsible for any sales, use and/or other transfer Taxes, regardless of the Person on whom such Taxes are imposed, resulting from any of the transactions contemplated by this Agreement, including the transfer of the Transferred Assets, and the assumption of the Assumed Liabilities. The parties shall cooperate in making a bulk sales act filing under Applicable Law.

2.6 Consideration.

(a) The consideration to be delivered by Buyer to Seller at Closing hereunder in respect of the Transferred Assets (the “Consideration”) shall consist of (a) $40,378,594.67 to be paid in immediately available funds by wire at Closing in accordance with the Funds Flow attached hereto as Exhibit F and subject to adjustment pursuant to Section 2.7 below (the “Cash Consideration”)and (b) a $10 Million Subordinated Note in accordance with the Summary of Terms included in Schedule 2.6(a)

(b) Facilities Lease. Buyer and Kennedy Innovation Complex, LLC shall enter into a ten-year lease with four (4) successive 5-year options and separately an option to purchase the facility after 8 years for fair market appraised value in use under the current lease for the building as originally constructed and prior to any improvements; provided however, that Buyer shall have a continuing Right of First Refusal (as defined in the “Lease Agreement”). The lease rate for the first five (5) years shall be $486,600 per year payable in equal monthly rent payments of $40,550, and thereafter will increase annually at the Consumer Price Index (CPI) rate for Lexington County, South Carolina from the index level at the end of 60 months. Separately, Nephron Pharmaceuticals Corporation (“NPC” or “Nephron”) shall pay for its pro rata share of the rent and related costs of ownership (property taxes and operating expenses including building maintenance and repairs, insurance, utilities and other expenses incurred to operate and maintain the property) for the continued use of the space currently serving as a wellness center for Nephron.

(c) Clean Room Installations. The Buyer, and Nephron will collaborate and cooperate to complete certain room installations utilizing Nephron’s clean room technology (“Clean Room Installations”) in a commercially reasonable amount of time, such that the Nephron will assist in procuring parts, materials, and labor (“Installation Costs”) for which Buyer will be responsible for the costs of the Clean Room Installation. Buyer will pay for the Installation Costs as such costs are incurred. Notwithstanding the foregoing, any materials, supplies or services provided by Nephron will be priced at cost to Buyer.

(d) Shared Services Agreement. Prior to the Closing Date, Nephron SC, Inc., a South Carolina corporation, (“Nephron”) and Buyer shall enter into shared services agreement (the “Shared Services Agreement”) providing for the provision by Nephron of certain administrative services (“Shared Services”) requested by Buyer for an agreed upon fee schedule .The Shared Services Agreement shall be for an initial term of 2 years and Buyer will have the right to extend the term of the Shared Services for successive one-year terms by giving notice to Nephron no later than 9 months prior to the end of any term. These services shall include IT, plant accounting, human resources, training, Nephron pharmacy access (if any), as well as plant facility maintenance and safety. In addition, the Shared Services Agreement will require Nephron and InjectEZ to support the completion of the installation and buildout of the InjectEZ facility through to the commissioning OFC production lines 1 and 3 in accordance with a mutually agreed upon set of criteria. Buyer and Nephron shall work collaboratively to identify all costs required to operate the business between the Closing Date and commissioning of production lines 1 and 3. An estimate shall be established shortly after the Effective Date. In case of any conflict between the terms of this provision and the Shared Service Agreement itself, the Shared Services Agreement shall govern.

(e) Nephron Purchase Agreement. Prior to or upon the Closing Date, Nephron and Buyer shall enter into a 10-year syringe purchase agreement (the “Nephron Purchase Agreement”) providing for the annual purchases by Nephron of syringes from Buyer. The minimum purchase requirements and pricing under the Nephron Purchase Agreement are set forth on Schedule 2.6(e) hereto. Additionally, the Nephron Purchase Agreement shall contain mutually agreeable procedures for forecasting the Buyer’s capacity and Nephron’s purchase commitments, subject to the minimum purchase quantities described above, the generation of purchase orders from Nephron to Buyer, and payment terms. In case of any conflict between the terms of this provision and the Nephron Purchase Agreement shall govern.

2.7 Allocation of Consideration; No Security. For purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, the Consideration (taking into account transaction costs paid by the respective parties) shall be allocated in accordance with the fair market value of the Transferred Assets as mutually agreed to by Buyer and Seller not later than 90 days after the Closing Date. The parties agree that (i) the value attributable to the Fixtures and Equipment will equal the net book value thereof as determined by Seller’s federal tax records, for Sharps) and (iii) the balance of the Consideration, if any will be allocated to intangibles. Buyer and Seller agree to prepare their respective federal, state and foreign income tax returns for all current and future tax reporting periods and file IRS Form 8594 (and corresponding state forms) with respect to the transfer of the Transferred Assets to Buyer in a manner consistent with such allocation; provided, however, that if, in any audit of any tax return of a party, the fair market values are finally determined to be different from those agreed to by the parties, the parties may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined. If any state, federal or foreign taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation. The parties will use their best efforts to reach a final allocation within 90 days of the Closing.

2.8 Post-Closing Operation of the Assets. Subject to the terms of this Agreement and any agreements ancillary hereto (including, but not limited to, the Shared Services Agreement attached hereto as Exhibit C), subsequent to the Closing, Buyer shall have sole discretion with regards to all matters relating to the operation of the Business.

2.9 Closing. The closing of the Agreement (the “Closing”) shall take place, following the date of consummation of the transactions contemplated by this Agreement, provided however, that the Closing will not take place: no later than 30 days following the Effective Date (the “Closing Date”). In the event that the consummation of the transactions contemplated by this Agreement have not been completed within that 30 day period, the Buyer may extend the Closing Date an additional 30 days. After such 30 day extension, only the Seller shall have the right to extend the Closing Date for an additional 30 days,. Unless extended by the Seller, either party shall have the right to terminate this Agreement, by sending a written notice to the other party, following such notice the parties shall be released of any of the obligations thereof, all subject to the Seller’s right to extend such 60 days period an additional 30 days, in a written notice to the Buyer, at least 5 days prior to the termination of such 60 days period in such case the period in section (ii) above will be extended accordingly. Neither party shall have any claim, demand, or liability towards the other party in connection with such notice and the termination of this Agreement thereof, provided that such terminating party did not breach any of its obligations under this Agreement.

2.10 Actions taken at the Closing. At the Closing:

(a) Seller shall take such actions on its part as necessary or appropriate to consummate the transactions contemplated by this Agreement, including (i) the transfer of the Transferred Assets and Assumed Liabilities, and (ii) the delivery to Purchaser of the following documents, duly authorized and executed by Seller:

(i)	the Bill of Sale attached hereto as Exhibit A.

(ii)	Intellectual property Assignment Agreement Agreement attached hereto as Exhibit B.

(iii)	the Shared Services Agreement attached hereto as Exhibit C

(iv)	the Lease for the premises attached hereto as Exhibit D;

(v)	the Nephron Purchase Agreement attached hereto as Exhibit E;

(vi)	the Consents listed on Schedule 3.4; and

(vii)	all other documents, certificates and instruments reasonably deemed by Purchaser or its counsel necessary or desirable to consummate the transactions contemplated hereby.

(b) Buyer shall:

(i)	pay to Seller an amount equal to the Cash Consideration, by wire transfer of immediately available funds; and

(ii)	deliver all other documents, certificates and instruments reasonably deemed by Seller or its counsel necessary or desirable to consummate the transactions contemplated hereby.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, subject to and modified by the exceptions noted in the schedule delivered by Seller concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3. Any disclosure set forth in any section of the Seller Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of the Seller Disclosure Schedule to which such disclosure’s application or relevance to a representation or warranty in any other section of this Agreement is reasonably manifest on its face.

3.1 Formation, Etc. of Seller. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of South Carolina, and has the requisite corporate power and authority to own and operate the Transferred Assets as presently conducted, to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties that it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization. The execution and delivery by Seller of this Agreement (and all other agreements and instruments to be executed by Seller pursuant hereto), the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other act or proceeding on the part of or on behalf of Seller or any of Seller’s shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

3.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon the execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors’ rights and remedies generally.

No Violation Neither the execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller, nor the consummation of the transactions contemplated hereby orthereby, will directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the properties or assets of Seller (including the Transferred Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Governing Documents of Seller or any resolution adopted by the board of directors or stockholders of Seller, (ii) any Contract to which Seller is a party, by which Seller or any of its properties or assets (including the Transferred Assets) is bound or affected or pursuant to which Seller is an obligor or a beneficiary or (iii) any Applicable Law, Judgment or Governmental Authorization applicable to Seller, the Business or any its properties or assets (including the Transferred Assets).

3.4 Financial Information. Attached as Section 3.4 of the Seller Disclosure Schedule are true and complete copies of the unaudited, internal monthly reports prepared by Seller and delivered or made available to Buyer, showing, employee compensation expenses and other costs attributable to the Assets, including but not limited to InjectEZ, as well as any other costs that were incurred by or allocated to the Business by Seller in the ordinary course of business and Balance Sheets (collectively, “Monthly Financial Statements”) for each calendar quarter from January 1, 2022 through July 31, 2023 ][MONTH END PRIOR TO CLOSING]. The Monthly Income Statements have been prepared based on the Books and Records and fairly present the expenses of the Seller on an aggregate basis for the respective periods indicated therein.

3.5 Absence of Changes Since January 1, 2022, Seller has operated the Assets only in the ordinary course, and (i) the Seller have not experienced any event or condition, (ii) no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect, and (iii) with respect to, the Transferred Assets and the Assumed Liabilities, there has not been, occurred or arisen any:

(a) destruction of, damage to, or loss of any Transferred Assets (whether tangible or intangible) or the Business (whether or not covered by insurance);

(b) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization.

(c) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or relating to any of its businesses, properties or assets;

(d) revaluation of any Transferred Assets (whether tangible or intangible), including writing offs related to inventory.

(e) increase in or other change, other than in the ordinary course of business and consistent with past practices, to the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(f) incurrence by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any 1debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees or consultants for travel and business expenses in the ordinary course of business consistent with past practices;

(g) cancellation, amendment or renewal of any insurance policy of such Company; or

(h) agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (g) of this Section 3.5 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement and any agreements ancillary hereto).

(i) report issued by the US Food and Drug Administration (“FDA”) which requires additional work or remedies concerning the Transferred Assets, and that Buyer has received all FDA Reports issued to date.

(j) Any reports received from any government agency or self regulatory agency regarding the Facility.

(k) Confirmation that all assets and liabilities relating to the Transferred Assets have been extinguished.

3.6 Contracts

(a) Section 3.6(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all contracts used primarily in, or necessary for the utilization of the Assets, to which any member of the Seller is a party, by which any member of the Seller or any of the Transferred Assets is bound or affected or pursuant to which any member of the Seller is an obligor or a beneficiary, which:

(i) is a license or other Contract under which (A) the Seller has licensed, or otherwise granted rights in any Transferred Intellectual Property, to any Person or (B) any Person has licensed or sublicensed to the Seller, or otherwise authorized the Seller to use, any Third Party Intellectual Property, in either case;

(ii) licenses any Person to reproduce any of the Seller’s products, services or technology or any Contract to sell or distribute any of the Seller’s products, services or technology;

(iii) is for the purchase or sale of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $10,000;

(iv) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivable and payables in the ordinary course of business;

(v) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which Seller has any ownership interest in any other Person or business enterprise;

(vi) contains any covenant limiting the right of the Seller to engage in the use of the Assets or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute products of the Business, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Seller to make, sell or distribute any products or services arising from the utilization of the Assets;

(vii) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller with respect to the Assets other than in the ordinary course of business;

(viii) was entered into with respect to the Assets other than in the ordinary course of business and that involves an amount or value in excess of $10,000 or contains or provides for an express undertaking by the Seller to be responsible for consequential damages; or

(ix) is otherwise material to the Transferred Assets or under which the consequences of a default or termination could subject the Buyer to liability or damages as a result of such default or termination.

(b) Seller has delivered or made available to Buyer an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each Contract required to be listed in Section 3.8(a) of the Seller Disclosure Schedule.

(c) Neither Seller nor any Affiliate thereof has or may acquire any rights under any Assigned Contract that would prevent the consummation of the transactions contemplated under this Agreement.

(d) With respect to each such Contract required to be listed:

(i)	To Seller’s Knowledge, each such Contract is in full force and effect and is valid and enforceable against the member of the Seller that is a party thereto in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies; and no consent of any other party to such Contract is required in connection with the transactions contemplated under this Agreement;

(ii)	the member of the Seller and, to the Seller’s Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract.

To Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give the Seller or each other Person that has any obligation or Liability under any Assigned Contract the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract. To the Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Transferred Assets. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Assigned Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

3.7 Books and Records. The Books and Records are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. At the time of the Closing, all of such Books and Records will be in the possession of the Seller.

3.8 Transferred Assets Generally Seller has good and transferable title to the Transferred Assets, free and clear of any mortgages, pledges, liens, security interests, encumbrances, charges or other claims of any kind (“Encumbrances”) other than Permitted Encumbrances.

3.9 Sufficiency of Assets. The Transferred Assets constitute all of the properties and assets used exclusively in or necessary to conduct the Business as contemplated by the Buyer. None of the Excluded Assets is material to the Business. Each tangible asset included in the Transferred Assets is in all material respects in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and currently planned to be used by the Seller and has been maintained in accordance with normal industry practice.

3.10 Intellectual Property

(a) Seller is the sole and exclusive owner of, free and clear of all Encumbrances other than Permitted Encumbrances, all Transferred Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.10(b) (the “Owned Intellectual Property”), including, ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation. The Owned Intellectual Property is free of all payment obligations and other Encumbrances other than Permitted Encumbrances and is not subject to any Judgments to which Seller is a party restricting the use thereof or require the payment of any royalties or license fees. There is no Proceeding or Judgment to which the Seller is a party that prohibits or restricts the Seller from utilizing the Assets anywhere in the world or from any use of the Owned Intellectual Property. To the Seller’s Knowledge, no Person has any rights in the Owned Intellectual Property that could cause any reversion or revival of rights in favor of that Person or termination of the Seller’s rights in the Owned Intellectual Property or, following the Closing, Buyer’s rights in the Owned Intellectual Property. Immediately after the Closing, Buyer will be the sole owner of, and will have valid title to, the Owned Intellectual Property.

(b) Section 3.10(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property that is used primarily in or material to the Assets that any third party has licensed to the Seller or otherwise authorized the Seller to use (the “Third Party Intellectual Property”). Seller has delivered to Buyer accurate and complete copies of the Contracts governing such Third Party Intellectual Property that are material to the operation of the Business. No member of the Seller, nor, to Seller’s Knowledge, any other party thereto, has breached or is currently in breach of any of the Contracts governing the Third Party Intellectual Property.

(c) Attached hereto as Schedule 3.10(c) is a complete and accurate list, as of the date hereof, of all Contracts that have not expired or terminated as of the date hereof, pursuant to which: (i) the Seller has been granted any license or other right to use, or practice any rights under, any Intellectual Property that is used primarily in or material to the Assets or comprising any Transferred Asset, or (ii) the Seller has granted to any Person any rights to use, or practice any rights under, any Transferred Intellectual Property; or (iii) the Seller has granted to any Person any rights to use, or practice any rights under, any Transferred Intellectual Property, except for (A) contracts pursuant to which the Seller has granted limited, non-exclusive rights to contractors and other service providers to use Transferred Intellectual Property in performing services for the benefit of the Seller, (B) non-disclosure agreements that contain reasonable restrictions on the use and disclosure of such Transferred Intellectual Property by the receiving Person, and (C) Seller’s standard, non-exclusive licenses to reseller and other channel partners and to customers and end users of Seller products entered into in the ordinary course of business and which do not permit access to or use by a third party of any source code in or that is a Seller product (“Standard EULA”). The Contracts required to be listed in Schedule 3.10(c) are referred to collectively as the “Intellectual Property Licenses”.

(d) The Seller has taken commercially reasonable efforts to protect the confidentiality of all Trade Secret Assets.

(e) No member of the Seller has disclosed to any third party (other than contractors or other services providers performing services for Seller) or placed into escrow any source code for the Transferred Software. No member of the Seller is under any contractual obligation, contingent or otherwise, to disclose to any third party or to place into escrow any source code for the Transferred Software.

(f) To Seller’s Knowledge, the use of the Assets, as currently conducted by the Seller, does not infringe, violate or misappropriate any Intellectual Property owned by any Person. To Seller’s Knowledge, no Person is infringing, violating or misappropriating any Transferred Intellectual Property, and no claims alleging such infringement, violation or misappropriation have been made against any Person by any member of the Seller. There are no claims or suits pending or, to Seller’s Knowledge, threatened, and no member of the Seller has received any written notice of a third-party demand, claim or suit, directly and explicitly alleging that the use of the Assets, as currently conducted by the Seller, infringes, violates or misappropriates, or infringed, violated or misappropriated, the Intellectual Property of any Person, or challenging the ownership, use, validity and enforceability of any Transferred Intellectual Property.

(g) Schedule 3.10(g) separately sets forth an accurate and complete list of all Registered Intellectual Property included within the Transferred Intellectual Property and any (i) repositories used by the Seller for any Transferred Intellectual Property and (ii) any unregistered trademarks, trade names or service marks used by the Seller, any domain name Related to the Assets included within the Transferred Intellectual Property. Seller has delivered or made available to Buyer accurate and complete copies of the documentation in respect of such Registered Intellectual Property. All necessary registration, maintenance, renewal, and annuity fees and Taxes have been timely paid, and all necessary documents have been timely filed, in connection with the Registered Intellectual Property of the Seller among the Transferred Intellectual Property. In connection with such Registered Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without any adverse action or Proceedings pending or, to Seller’s Knowledge, threatened by or before the Authority in which the registrations or applications are issued or filed. Section 3.10(g) of the Seller Disclosure Schedule sets forth an accurate and complete list of all actions that must be taken with an Authority with which such Registered Intellectual Property has been registered within 90 days after the date of this Agreement relating to the payment of any fees or Taxes or the filing of any documents necessary to maintain, perfect or renew any Registered Intellectual Property.

All employees and individual contractors of the Seller that perform services for the Seller have been required to go through the Seller’s applicable standard onboarding and orientation processes, which includes the presentation of the Seller’s standard invention assignment and confidentiality agreements for signature. All employees, contractors and consultants of the Seller and, to the Seller’s Knowledge, the employees of any such contractors and consultants and any other third parties (and the employees of such third parties) who have been involved in the development of any Intellectual Property included within the Transferred Intellectual Property, have executed invention assignment and confidentiality agreements that properly assign to the Seller all such Intellectual Property. Seller has delivered to Buyer copies of their standard invention assignment and confidentiality agreements currently used with employees and individual contractors; all applicable prior versions of such agreements are materially similar to the current versions.

3.11 Litigation; Other Claims

(a) Except as set forth in Schedule 3.10(f), there are no claims, actions, suits, inquiries, Proceedings or investigations pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate thereof that relate to the Assets, the Seller’s Employees or any of the Transferred Assets or that could reasonably be expected to materially and adversely affect the ability of Seller to consummate the transactions contemplated, whether at law or in equity or before or by any Authority.

(b) There are no grievance, mediation or arbitration Proceedings pending, or to the Seller’s Knowledge, threatened with respect to the Seller, any Business Employee or any of the Transferred Assets.

3.12 Warranties. Except in the ordinary course of business and as set forth in the Standard EULA, no member of the Seller has made any warranty, indemnity, discounted arrangement or express contractual right of return to or with any customer or third party with respect to any products sold by the Seller prior to the Closing Date. There are no warranty claims pending or, to the Seller’s Knowledge, threatened against any member of the Seller under any Assigned Contract related to products designed, manufactured, refurbished, distributed, sold and/or delivered by the Seller at any time prior to the Closing that are reasonably likely to involve a material monetary Liability.

3.13 Employee Benefits

(a) Buyer will incur no Liability with respect to, or on account of, any Employee Benefit Plan.

(b) Except for any applicable continuation coverage requirements of COBRA (or applicable state statutes mandating health insurance continuation coverage for employees), Seller has no obligations or potential Liability for welfare benefits to any Business Employee or their respective dependents following termination of employment or retirement under any of the Employee Benefit Plans.

(c) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any Business Employee. There are no contracts or arrangements providing for payments that could subject any person to Liability for Tax under Section 4999 of the Code as a result of the transactions contemplated by this Agreement.

(d) Section 3.15(d) of the Seller Disclosure Schedule sets forth each Employee Benefit Plan maintained, established or sponsored by the Seller, or which the Seller participates in or contributes to in connection with the operation of the Assets.

3.14 Compliance with Laws; Governmental Authorizations Each member of the Seller is and has been in material compliance with all Applicable Laws, Judgments or Governmental Authorizations that are or were applicable it for the conduct or operation of the Assets or the ownership or use of any Transferred Asset.

No member of the Seller has received in the last five (5) years any written notice from any Authority or any other Person regarding (A) any actual, alleged, possible or potential violation by such Seller of, or such Seller’s failure to comply with, any Applicable Law or (B) any actual, alleged, possible or potential obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any material Liability of any nature, in each case in connection with the conduct or operation of the Assets. Section 3.16 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Governmental Authorizations held by the Seller that relate to the use of the Assets or the ownership or use of any of the Transferred Assets, all of which are valid and in full force and effect. The Governmental Authorizations listed in Section 3.16 of the Seller Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to utilize the Assets lawfully in the manner in which the Seller currently utilizes the Assets and to permit the Seller to own and use the Purchased Assets in the manner in which they currently own and use such assets.

3.15 Employees

(a) Section 3.17(a) of the Seller Disclosure Schedule contains a complete and accurate list of the following information, as applicable, for each Business Employee: name; job title; geographic location; country of citizenship or lawful permanent residence; date of hiring or engagement; whether full-time or part-time; current compensation paid or payable; sick and vacation leave that is accrued but unused; earned time off payable upon termination of such Business Employee’s employment; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan.

(b) To the Seller’s Knowledge, no Business Employee is bound by any Contract that purports to limit the ability of such officer, agent, employee, salesperson, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Assets or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Seller’s Knowledge, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the following the Closing.

3.16 Brokers and Finders Neither Seller nor any of its officers, directors, employees, representatives, Affiliates or agents have employed any broker or finder or incurred any Liability for any brokerage fee, commission, finder’s fee or similar obligation in connection with any of the transactions contemplated by this Agreement.

3.17 Material Customers and Suppliers.

(a) Section 3.19(a) of the Seller Disclosure Schedule sets forth a true and complete list of each of the top fifteen (15) suppliers of the Seller (by volume in dollars of purchases from such suppliers) (the “Material Suppliers”), for the three-month period ended March 31, 2023, and the amount of purchases from each such Material Supplier during such period.

(b) Since the Reference Date, there has been no Material Adverse Effect in the business relationship of any member of the Seller with any Material Supplier. No member of the Seller has received any notice, and Seller has no Knowledge, that any Material Supplier has any intention to terminate or materially reduce purchases from or supplies to the Seller on account of the transactions contemplated hereby or otherwise.

3.18 Tax Matters. Seller has timely filed all income, sales and other material Tax Returns that it was required to file in accordance with applicable Laws related to the Assets, and each such Tax Return is accurate and complete in all material respects. Seller has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return) related to the Assets. No federal, state, local or foreign audits or other Proceedings are pending or being conducted with respect to any Tax Return of Seller, nor has Seller received any (i) notice from any Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request from any Authority for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Authority, in each case, with respect to any Taxes due from or with respect to the Business. There are no Encumbrances upon any of the Transferred Assets arising from any failure or alleged failure to pay any Tax. There are no sales taxes owed for pre-exiting operations of the Seller and there shall be no taxers owed from the sale of the Assets and to the extent that there is a tax liability owed from the sale of the Assets it shall be the responsibility of the Seller.

3.19 Privacy; Data Protection.

(a) To Seller’s Knowledge all personal and behavioral information that has been collected by or on behalf of the Seller in connection with the operation of the Assets, whether (i) from the customers of the Assets, (ii) from users of Assets websites, or (iii) by or through the products or services of the Assets, or otherwise, has been collected, stored, maintained and used in accordance with all applicable Laws related to privacy. No member of the Seller has received a notice of noncompliance with or audit, investigation or proceeding with respect to any data protection laws, rules, regulations, guidelines or industry standards nor of any contract (including privacy policies and terms of use on any website) governing any information or data used by the Seller in connection with the operation of the Assets. Seller has provided Buyer with true and correct copies of all current privacy policies and terms of use that apply to the personal and behavioral information used in connection with the operation of the Assets. The Seller’s practices are in compliance with (i) the current privacy policy posted on the Assets websites (where applicable), and (ii) to the Knowledge of Seller, its customers’ privacy policies, when required to do so by contract. There has been no known unauthorized access to or use of personal or behavioral information of customers of the Assets or users of the Assets websites in the possession of the Seller or, to the Knowledge of Seller, any third party to which the Seller has provided such information. To the Knowledge of Seller, no member of the Seller is subject to any obligation that would prevent Buyer from using the personal and behavioral information collected by the Seller obtained in connection with the operation of the Assets either (i) from customers of the Assets, (ii) from users of the Assets websites, or (iii) by products or services of the Assets in a manner consistent with any law or industry standard regarding the collection, retention, use, or disclosure of such personal and behavioral information.

(b) No member of the Seller has received any written complaint regarding its collection, use or disclosure of personal and behavioral information in connection with the operation of the Assets. To the Knowledge of Seller, each of the execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and does not violate Seller’s privacy policies. To the Knowledge of Seller, none of such disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in violation of any applicable Laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Organization, Etc. of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to own and operate its assets, to carry on its business as presently conducted, to execute and deliver this Agreementand all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

4.1 Authorization. The execution and delivery by Buyer of this Agreement (and all other agreements and instruments to be executed by Buyer pursuant hereto), the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other act or proceeding on the part of or on behalf of Buyer or any of Buyer’s shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

4.2 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors’ rights and remedies generally.

4.3 Consent and Approvals. No consent of any Authority or other Person is required in connection with the execution and delivery by Buyer of this Agreement (or any other agreement or instrument to be executed and delivered by Buyer pursuant hereto), the consummation by Buyer of the transactions contemplated hereby or thereby, or the performance by Buyer of its obligations hereunder and thereunder.

4.4 No Violation. Neither the execution, delivery or performance by Buyer of this Agreement or any of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by Buyer of its obligations hereunder and thereunder, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or breach any of the terms, conditions or provisions of the Governing Documents of Buyer, or (b) violate any Applicable Law applicable to Buyer or by which any properties or assets of Buyer is bound.

4.5 Litigation; Other Claims. There are no claims, actions, suits, inquiries, Proceedings, or investigations against Buyer that could materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby that are currently pending or, to Buyer’s best knowledge, threatened, at law or in equity or before or by any Authority.

4.6 Brokers and Finders. Other than Lampert Capital Advisors, neither Buyer nor any of Buyer’s officers, directors, employees, representatives or agents has employed any broker or finder or incurred any Liability for any brokerage fee, commission, finder’s fee or similar obligation in connection with any of the transactions contemplated by this Agreement.

COVENANTS

5.1 Access to Information Between the date of execution of this Agreement and the Closing, Seller will give to Buyer and its accountants, legal counsel, and other representatives and agents reasonable access, during normal business hours and upon reasonable notice, at the offices of Seller (or at another mutually agreeable location arranged in advance), to all of the Books and Records and Contracts of Seller that are used in connection with the Assets.

5.2 Third-Party Consents; Transferred Agreements. Seller will use commercially reasonable efforts to assign each Assigned Contract with an asterisk (*) in part, as well as all applicable assets, content, data and/or other Intellectual Property, in each case, Related to the Assets and such Contract, and provided or made available to any member of the Seller pursuant to such Contract (collectively, the “Buyer Third Party Assets”) without assigning any asset or right of a Seller pursuant to such Contract that is not Related to the Assets (collectively, the “Seller Third Party Assets”). In the event the counterparty to such Contract will not consent to such partial assignment from the Seller to Buyer of such Assigned Contract, Seller shall use commercially reasonable efforts to assist Buyer in transferring or otherwise making available to Buyer, as applicable, any such Buyer Third Party Assets in a mutually agreeable format. Finally, in the event any full or partial assignment of such Assigned Contract, or any other beneficial transfer from Seller(s) to Buyer of any Buyer Third Party Asset, results in Buyer being in receipt of or having access to any Seller Third Party Asset, Buyer and Seller shall use commercially reasonable efforts to return to Seller or destroy such Seller Third Party Asset, at Seller’s direction.

5.3 Public Announcements; Confidentiality. Each party agrees that the terms of this Agreement (collectively, the “Agreement Confidential Information”) shall be maintained as confidential and that such party shall not, unless agreed to in writing by the other parties hereto, disclose or reveal, directly or indirectly, any of such Agreement Confidential Information to any Person except (i)(x) to the party’s officers, directors, managers, employees, attorneys or other professional advisors, or (y) to any actual or potential investor in, or purchaser of, such party, to any actual or potential banks or other financing sources of such party, and to their respective attorneys or other professional advisors, or (ii) to the limited extent necessary to enforce its rights, or perform its obligations, under this Agreement. The provisions of this Section 5.3 shall not, however, prohibit any party from disclosing any Agreement Confidential Information to the extent that such disclosure is required by Applicable Law, so long as the party seeking to disclose the same shall first have given prompt written notice to the other party of the same and reasonably cooperates with the other party in such party’s efforts, if any, to prevent or limit any such disclosure. In addition, neither party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party, not to be unreasonably withheld, except to the extent required by law or required as a result of the Buyer’s status as a publicly traded company.

5.4 Licensing of InjectEZ Name. Simultaneous with the execution of this Agreement, Buyer and Seller shall also enter into an intellectual property license, substantially in the form of the attached hereto on Exhibit F (the “IP License Agreement”), pursuant to which Buyer shall license Seller’s use of certain Transferred Intellectual Property, including (but not limited to) the use of the name, “InjectEZ.” The Buyer and Seller hereby acknowledge that, subject to the terms and conditions of the IP License Agreement, Seller’s further use of the “InjectEZ” name, in all instances including, but not limited to, the name “InjectEZ, LLC,” shall be pursuant to and subject to the terms and conditions of the IP License Agreement.

5.5 Non-Competition; Employee Non-Solicitation.

(a) For a period of the later of five (5) years from the Closing Date (“Restrictive Term”) or the termination of the Nephron Purchase Agreement, Seller will not, and will cause its Subsidiaries (if applicable), and their officers and employees not to, directly or indirectly, own, manage, operate, control, or acquire more than 5% of (or the right to acquire more than 5% of) any class of voting securities of, a business, which is primarily engaged in marketing, developing, licensing, supporting or maintaining a Syringe Manufacturing Business (collectively, a “Competing Business”). Without limiting the foregoing, during the Restrictive Term, Seller will not, directly or indirectly, engage in marketing activities (including by the sending of emails) with respect to any products or services substantially similar to the products to be produced and marketed by the Buyer except pursuant to general marketing activities unrelated to a Syringe Manufacturing Business which are not individually or specifically directed to any potential customers of the Buyer or are made pursuant to a distribution agreement for the Buyer’s products.

(b) Unless otherwise agreed to in writing by Buyer, during the Restricted Term, Seller will, directly or indirectly, for itself or on behalf of any of its respective Subsidiaries, and Seller will cause its Subsidiaries not to, directly or indirectly, call upon any individual who is, at the time the individual is called upon, an employee of Buyer for the purpose or with the intent of soliciting such employee away from or out of the employ of Buyer, or employ or offer employment to any individual who was or is employed by Buyer unless such individual (A) was terminated by Buyer or (B) will have ceased to be employed by Buyer for a period of at least six months prior thereto. This Section 5.5(b) will not be deemed to prohibit the Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of Buyer.

5.6 Further Assurances. Each party hereto shall do and perform such other acts and things as may be reasonably necessary or desirable for effecting the Closing and the consummation of the transactions contemplated by this Agreement, including the vesting of full title to all Transferred Assets to Buyer. In particular, if any of the Transferred Assets are legally owned by the Seller, Seller agrees to take such actions as are necessary to transfer such assets to Buyer, as contemplated by Section 2.1 above. Without limiting the generality of the foregoing, in the event that during the eighteen (18) month period immediately following the Closing, Buyer or Seller become aware of any Intellectual Property that existed as of the Closing and that, qualifies as Intellectual Property Related to the Assets but was not included in the Transferred Assets assigned to Buyer at Closing or licensed to Buyer pursuant to the IP Assignment and License Agreement, Buyer and Seller shall work together in good faith to confirm that such Intellectual Property should be the subject of assignment or license to the Buyer and thereafter shall execute and deliver all instruments and documents reasonably necessary in connection with (i) in the case of Intellectual Property owned by Seller, transferring all right, title, and interest of such Intellectual Property to Buyer or its designee or licensing such Intellectual Property to the Buyer or its designee, as reasonably agreed by the Parties in good faith, or (ii) in the case of Intellectual Property owned by a third Person, using commercially reasonable efforts to obtain for Buyer or its designee a license or other right to use such Intellectual Property. Further, to the extent that during the eighteen (18) month period following the Closing the Buyer determines that it has not received a full knowledge transfer of Trade Secret Assets among the Transferred Intellectual Property, the Seller will cooperate to facilitate such knowledge transfer to Buyer. Nothing in this Section 5.6 will be deemed a waiver by Buyer of its right to have received on or before the Closing an effective assignment of all of the Transferred Assets or of the covenant of the Seller to obtain all Consents, nor will this Section 5.6 be deemed to constitute an agreement to exclude from the Transferred Assets any of the Assets described under Section 2.1.

5.7 During the period from the Effective Date until the Closing Date neither the Seller, on the one hand, nor the Buyer, on the other hand, shall, and each shall cause their respective Subsidiaries (if any) not to, and shall not authorize or permit its or its respective Subsidiaries’ (if any) directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any or the making of any proposal that could reasonably be expected to lead to any an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement).

5.8 Conduct of Business of the Seller. During the period from the Effective Date until the Closing Date, the Seller shall, except as expressly permitted or required by this Agreement, as required by Applicable Law, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), to use commercially reasonable efforts to conduct its business only in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Seller shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees for at least one (1) year from the Closing Date, to preserve its and its Subsidiaries’ present relationships with its material customers, suppliers, distributors, licensors, licensees, and other Persons having material business relationships with it. Without limiting the generality of the foregoing, between the Effective Date and the Closing Date, except as otherwise expressly permitted or required by this Agreement, as set forth in Section 5.08 of the Seller Disclosure Schedule, or as required by Applicable Law, the Seller shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its charter documents, except as may be required by this Agreement;

(b) (i) split, combine, or reclassify any of its or its Subsidiaries’ securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any its or its Subsidiaries’ securities, or (iii) other than previously declared dividend, declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c) except as required by Applicable Law or by any Employee Benefit Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable the Seller or any of its Subsidiaries to directors, officers, or employees in any material respect, other than increases in compensation made to officers and employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Seller’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Employee Benefit Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Employee Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Employee Benefit Plan, other than contributions required by Applicable Law, the terms of such Employee Benefit Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(e) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any lien, any assets, including the capital stock or other equity interests in any Subsidiary of the Seller; provided, that the foregoing shall not prohibit the Seller and its Subsidiaries from selling inventory in the ordinary course of business or transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Seller’s Intellectual Property, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(f) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Seller or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(g) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Contract or any lease with respect to material the Assets or any other Contract or lease that, if in effect as of the date hereof would constitute a material Contract or lease with respect to Assets hereunder;

(h) institute, settle, or compromise any legal action involving the payment of monetary damages by the Seller or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any legal action brought against the Buyer arising out of a breach or alleged breach of this Agreement by the Buyer and (ii) the settlement of claims, liabilities, or obligations reserved against on the Seller’s balance sheet; provided, that neither the Seller nor any of its Subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Seller’s business;

(i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Seller balance sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material tax returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Seller or its Subsidiaries;

(j) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(k) take any action to exempt any Person from, or make any acquisition of securities of the Seller by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Seller with respect to a takeover proposal or otherwise, except for the Buyer or any of its Subsidiary or Affiliates, or the transactions contemplated by this Agreement;

(l) fail to maintain cash (cash equivalents) and inventory on its balance sheet of at least $500,000 and $300,000, respectively;

(m) adopt or implement any stockholder rights plan or similar arrangement; or agree or commit to do any of the foregoing.

ARTICLE 6

EMPLOYEE MATTERS

Employees

a)	Seller’s Employees. Seller shall terminate each Business Employee and further agrees to remove such individual from Seller’s payroll, in each case, as of the 15th day or last day of a month that first occurs at least twenty-seven (27) days after the Closing Date, unless the Buyer instructs Seller to do so prior to such date (such termination date, the “Employee Termination Date”). Prior to Closing, Buyer shall provide Seller with the names of the Seller’s Employees to whom Buyer or one of its Affiliates intends to make an offer of employment. The employment offers Buyer makes (i) shall have total compensation and benefit terms comparable to the employment terms provided to such Seller’s Employees by Seller on the Closing Date (or as Buyer and Seller may otherwise reasonably agree).
b)	Responsibility for Employment Liabilities. Seller shall remain fully responsible for any and all employment related claims made by the Seller’s Employees that arise or accrue with respect to acts or omissions by Seller occurring at any time on or before the Employee Termination Date (collectively, “Seller Employment Liabilities”).

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1 Survival of Representations and Warranties All representations and warranties in this Agreement, the Seller Disclosure Schedule and the Transaction Agreements and any right to indemnification with respect thereto, shall survive the consummation of the transactions contemplated hereby, and continue until 11:59 p.m. New York time on the date that is two (2) years following the Closing Date and shall then terminate (the “Rep Termination Date”); provided that if any Claim for indemnification is properly asserted in accordance with this Agreement prior to the Rep Termination Date, the representations and warranties on which any such Claims are based shall continue in effect solely with respect to and without expansion of such Claim until final resolution of any such Claim. Notwithstanding the foregoing, the representations and warranties contained in (a) Sections 3.1 (“Incorporation, Etc. of Seller”), 3.2 (“Authorization”), 3.3 (“Execution and Binding Effect”), 3.5 (“No Violation”), 3.10 (“Transferred Assets Generally”), 3.11 (“Sufficiency of Assets”), 3.18 (“Brokers and Finders”) and 3.20 (“Tax Matters”) of this Agreement (collectively, the “Seller Fundamental Representations”); and (b) Sections 4.1 (“Incorporation, Etc. of Buyer”), and 4.2 (“Authorization”) of this Agreement (collectively, the “Buyer Fundamental Representations”), and any right to indemnification with respect thereto, shall survive the consummation of the transactions contemplated hereby and shall survive until the expiration of the applicable federal, state, local or foreign statute of applicable to the underlying claim (the “Fundamental Rep Termination Date”); provided that if any Claim for indemnification is properly asserted in accordance with this Agreement prior to the Fundamental Rep Termination Date, the representations and warranties on which any such Claims are based shall continue in effect solely with respect to and without expansion of such Claim until final resolution of any such Claim.

7.2 Indemnification by Seller. From and after Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and each of their respective officers, directors, equity owners, employees and agents (collectively, “Buyer Indemnitees”) from and against, and will pay to the Buyer Indemnitees the monetary value of, any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, Judgments or penalties (including legal fees and expenses but in all cases, excluding (unless awarded against a Buyer Indemnitee in a Third Party Claim): (a) consequential damages, including without limitation, lost profits and diminution of value; (b) special, exemplary, punitive damages; and (c) damages calculated as a multiple of company revenue, profits or similar metrics) (a “Loss”) incurred or suffered by the Buyer Indemnitees, directly or indirectly, arising out of, resulting from, or caused by (i) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by a Seller in this Agreement, the Seller Disclosure Schedule or any Transaction Agreement; (ii) any nonfulfillment, nonperformance or other breach of any of the covenants or agreements of a Seller contained in the Purchase Agreements; (iii) any Excluded Liability; or (iv) any Proceedings, demands or assessments resulting from any of the matters set forth in clauses (i) through (iii) above. For purposes of this Section 7.2, the amount of any Losses associated with any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Seller will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.

In addition to other representations, warranties and covenants customary to transactions contemplated by this Agreement, the Seller will agree to indemnify Buyer for any losses incurred by Buyer due to a breach of their representations, warranties and covenants in the Agreement, as well as any pre-closing liabilities of the Seller. The Seller’s indemnification obligations relating to representations and warranties will survive the Closing for 12 months from the completion of the Clean Rooms. (except those customary fundamental representations and those relating to tax, environmental and other customary matters upon which the parties may agree (the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitations).

7.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and each of their respective officers, directors, members, employees and agents (collectively, “Seller Indemnitees”) from and against, and will pay to the Seller the monetary value of, any and all Losses incurred or suffered by the Seller, directly or indirectly, arising out of, resulting from, related to or caused by (i) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by Buyer in this Agreement or any other Transaction Agreement; (ii) any nonfulfillment, nonperformance or other breach of any of the covenants or agreements of Buyer contained in the Purchase Agreements; (iii) any of the Assumed Liabilities; or (iv) any Proceedings, demands or assessments resulting from any of the matters set forth in clauses (i) through (iii) above. For purposes of this Section 7.3, the amount of any Losses associated with any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by Buyer, will be determined without regard for any materiality, material adverse effect or similar qualification. The Buyer’s indemnification obligations relating to representations and warranties will survive the Closing for 12 months from the completion of the Clean Rooms (except those customary fundamental representations including the Buyer’s obligations to make certain payments to Seller pursuant to the Transaction Documents and those relating to tax, environmental and other customary matters upon which the parties may agree (the “Fundamental Representations”) will survive until the expiration of the applicable statute.

7.4 Indemnification Procedure

Whenever any Loss indemnifiable under Section 7.2 or Section 7.3, as applicable (an “Indemnifiable Loss”), is asserted against or incurred by any Buyer Indemnitee or Seller Indemnitee, such Buyer Indemnitee or Seller Indemnitee (or, if not a party, the party that is related to such Buyer Indemnitee or Seller Indemnitee) (the “Indemnified Party”), shall give written notice thereof (a “Claim”) to Seller or Buyer, respectively (the “Indemnifying Party”). The Claim must include the provision or provisions of this Agreement under which the Claim is asserted and, if applicable, the applicable sections of this Agreement which are alleged to have been breached by the Indemnifying Party. The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure to give such notice shall not relieve the Indemnifying Party of any of its indemnification obligations under this Agreement unless (and then only to the extent that) such failure materially and adversely affects the ability of the Indemnifying Party to defend against the Claim or has been delivered after the applicable survival or claim period set forth in this Article 9. The date of such delivery of notice of a Claim is referred to herein as the “Claim Date”. If the Indemnifying Party objects to any Claims, such objection must be made in writing delivered to the Indemnifying Party within thirty (30) days of the Claim Date (an “Objection Notice”) and such dispute shall be resolved in the manner set forth in Section 8.7. If the Claim was delivered to the Indemnifying Party and no Objection Notice was delivered to the Indemnified Party within 30 days of the Claim Date, then the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim. Once the Claim that is the subject of an Objection Notice is resolved in accordance with this Agreement, a memorandum setting forth such resolution will be prepared and signed by Buyer and Seller. Any indemnification of the Buyer Indemnitees required pursuant to this Article 9 will be satisfied first by payments required payments due by Buyer under the Shared Services Agreement and/or the Lease., and then, if applicable, directly by Seller by wire transfer of immediately available funds to an account designated by Buyer.

(a) If the Claim is based on a claim of a Person that is not a party to this Agreement (a “Third Party Claim”) the Indemnifying Party shall be entitled, to undertake the defense of such Claim, with counsel of its own choice (such counsel being subject to written approval by the Indemnified Party, which approval shall not be unreasonably withheld or delayed), with the Indemnifying Party having the right to control the defense and settlement of such Claim; provided, however, that (i) each Indemnified Party shall have the right to participate in the defense of such matter with counsel of its own choice, but not to determine or conduct any negotiation of settlement, adjustment or compromise with respect to any such Claim, and the fees and expenses of such counsel shall be at the expense of the Indemnified Party; and (ii) the Indemnified Party shall have the right to approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) any settlement or compromise, or any consent to the entry of any Judgment with respect to the Claim. In the event the Indemnified Party consents to any such settlement, the Indemnified Party shall be deemed to have agreed that the amount of the settlement constitutes Losses for which the Indemnifying Party is responsible under this Article 9. To the extent requested by the Indemnifying Party, each Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in connection with the Claim, provided that the Indemnifying Party shall reimburse the Indemnified Party for any direct out-of-pocket expenses associated with the same. Each Indemnified Party and each Indemnifying Party shall use reasonable efforts to keep the other party informed at all times as to the status of its efforts with respect to any Claim covered hereby and to consult with the other party concerning its efforts. In the event that the Indemnifying Party does not undertake the defense of any Claim, (i) each Indemnifying Party shall have the right to participate in the defense of such matter with counsel of its own choice, but not to determine or conduct any negotiation of settlement, adjustment or compromise with respect to any such Claim, and the fees and expenses of such counsel shall be at the expense of the Indemnifying Party and (ii) the Indemnifying Party shall have the right to approve in writing (such approval not to be unreasonably withheld, conditioned or delayed). In the event the Indemnifying Party consents to any such settlement, the Indemnifying Party shall be deemed to have agreed that the amount of the settlement constitutes Losses for which the Indemnifying Party is responsible under this Article 9.

7.5 Seller’s Limitation on Liability. Except as otherwise described in this Section 7.5, Seller shall not have any Liability for Losses under clause (i) of Section 7.2 unless the aggregate amount of Losses thereunder exceed an aggregate amount equal to $500,000 (the “Threshold”), and once such Threshold has been reached, the Seller shall be liable to the Buyer Indemnitees for the full amount of all Losses, including those which comprised any portion of the Threshold; provided, however. The limitations in this Section 7.5 do not apply to any breach of the Seller Fundamental Representations for which the Liability of Seller shall not exceed the total Consideration amount. Furthermore, nothing in this Agreement will limit the Liability of the Seller for claims relating to intentional or willful misrepresentation of material facts which constitute common law fraud.

7.6 Buyer Limitation on Liability. Except as described in the following sentence, Buyer shall not have any Liability for Losses unless the aggregate amount of Losses under clause (i) of Section 7.3 therefrom exceed the Threshold, and once such Threshold has been reached, Buyer shall be liable to the Seller Indemnitees for the full amount of all Losses, including those which comprised any portion of the Threshold. Except as otherwise provided in this Section 7.6, the aggregate Liability of Buyer for Losses under this Article 7 will not exceed a dollar amount equal to the Purchase Price. The limitations in this Section 7.6 do not apply to the following any breach of the Buyer Fundamental Representations for which the Liability of Buyer shall not exceed the total Consideration amount. Furthermore, nothing in this Agreement will limit the Liability of Buyer for claims relating to intentional or willful misrepresentation of material facts which constitute common law fraud.

7.7 Exclusive Remedy. In connection with this Agreement and the transactions contemplated hereby, and excluding any claim for injunctive relief or non-monetary equitable relief relating to any breach of a covenant in this Agreement, the remedies provided for in this Article 7 shall be the sole and exclusive post-Closing remedies available to any Person against any party for any damages arising out of this Agreement and the transactions contemplated hereby.

7.8 Treatment of Indemnification Payments. Indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Consideration to the extent permitted by Applicable Law.

7.9 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 7, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds to the applicable party

ARTICLE 8

GENERAL TERMS AND CONDITIONS

8.1 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(1)	If to Buyer:

Sharps Technology, Inc.

105 Maxess Road

Melville, NY 11747

Attn: Robert Hayes

Email: RobertH@sharpstechnology.com

With a copy to: (which shall not constitute notice):

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Fl

New York, NY 10036

Attention: Arthur Marcus, Esq.

Email: amarcus@srf.law

(2)	If to Seller:

InjectEZ, LLC 4500 12th St Ext

West Columbia, SC 29172

Attn: Lou Wood Kennedy

Email: lkennedy@nephronpharm.com

With a copy to: (which shall not constitute notice):

John A Sowards LLC

315 Quail Walk Trial

Chapin, SC 29036

Attn: John A. Sowards, Esquire

Email: john@sowardslaw.com

8.2 No Agency This Agreement shall not constitute an appointment of any of the parties hereto as the legal representative or agent of any other party hereto nor shall any party hereto have any right or authority to assume, create or incur in any manner any obligation or other Liability of any kind, express or implied, in the name or on behalf of the other party hereto.

8.3 Severability Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement, or the application thereof to any Person or under any circumstances, shall be invalid or unenforceable to any extent under Applicable Law, and the extent of such invalidity or unenforceability does not cause substantial deviation from the underlying intent of the parties as expressed in this Agreement, then such provision shall be deemed severed from this Agreement with respect to such Person or circumstances, without invalidating the remainder of this Agreement or the application of such provision to other Persons or circumstances, and a new provision shall be deemed to be substituted in lieu of the provision so severed, which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

8.4 Assignment and Succession. Except as expressly permitted herein, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, and any attempted assignment in violation of this provision shall be void and of no effect, except that (i) Buyer may assign any and all of its rights under this Agreement or any other Transaction Agreement to one or more of its wholly owned Subsidiaries, so long as the Buyer remains responsible for the payment of the Note, and may further collaterally assign any and all of its rights hereunder and thereunder to one or more lenders and (ii) either party may assign any and all of its rights under this Agreement or any other Transaction Agreement (other than the Promissory Note which must be satisfied before any such transfer or assignment) and to as successor in interest resulting from an acquisition of such party by way of merger, consolidation, sale of substantially all of its assets or outstanding equity of such party or similar transaction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

8.5 Amendments and Waivers; Certain Notices No waiver of any provision of this Agreement, or any consent to any departure by any party therefrom, shall be effective unless made in writing and signed by the party to be charged with the waiver or consent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. This Agreement may only be amended by written agreement executed by each of the parties hereto. No notice to or demand on any party in any case shall entitle such person or any other party to any other or further notice or demand in similar or other circumstances.

8.6 Absence of Third-Party Beneficiaries No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement except as specifically provided in Section 7.1 or Section 7.3 hereof, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

8.7 Disputes

(a) Buyer and Seller will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Disputes will be resolved by the following process: The dispute shall be submitted in writing to a panel consisting of one senior executive from Buyer, and one senior executive from Seller. If the executives are unable to resolve the dispute within ten (10) days of receiving notice of the dispute, any party may refer the dispute to non-binding mediation, the costs of which will be shared equally by Buyer (on the one hand) and Seller (on the other hand). Within ten (10) days after written notice demanding mediation, the parties to the mediation will choose a mutually acceptable mediator. No party will unreasonably withhold consent to selection of the mediator. Mediation will be conducted in the State of New York, and each party hereby waives any objection as to venue herein, including any claim that such Proceeding has been brought in an inconvenient forum. If the dispute cannot be resolved within one (1) month from the first day of mediation, any party may demand arbitration of the matter unless the amount of the Losses is at issue in a pending third party claim, in which event arbitration will not be commenced until either such amount is finally determined pursuant to a final, non-appealable Judgment, or both the Buyer and Seller agree to arbitration, and in either such event the matter will be settled by binding arbitration. Notwithstanding the foregoing, nothing contained herein shall prevent either party from seeking specific performance or injunctive relief in any federal or state court in the State of New York.

(b) The arbitration will be conducted by one arbitrator mutually selected by Buyer and Seller. However, if within 30 days after submission of any dispute to arbitration Buyer and Seller cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, Buyer, on the one hand, and Seller, on the other hand, will each select one neutral arbitrator. The two arbitrators so selected will select a third neutral arbitrator and the three arbitrators so selected will conduct the arbitration. If either Buyer, on the one hand, or Seller, on the other hand, fail to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by the one neutral arbitrator selected by the other party.

Any such arbitration will be held in New York, NY, under the Commercial Arbitration Rules then in effect of the American Arbitration Association. All reasonable fees and expenses relating to the arbitration, including, the respective expenses of each party (including, reasonable attorneys’ fees and costs of investigation), the fees of each arbitrator and the administrative fee of the American Arbitration Association will be borne by the non-prevailing party, as determined by the arbitrator(s). The arbitrator or arbitrators, as the case may be, will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as applicable, to discover relevant information from the opposing parties solely to the extent related to the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as applicable, will rule upon motions to compel or limit discovery and will have the authority to impose sanctions to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three arbitrators, as applicable, determine that discovery was sought without reasonable justification or that discovery was refused or objected to without reasonable justification. The decision of the arbitrator or a majority of the three arbitrators, as applicable, as to the validity and amount of any claim in the Claim will be final, binding, and conclusive upon the parties to this Agreement and will not be appealable. Such decision must be written and supported by written findings of fact and conclusions which set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party will make the payment to such other party in accordance with the provisions of this Article 11.

(c) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(d) The foregoing arbitration provision applies to any dispute among the parties under Article 9; provided, however, that any party to this Agreement may seek from any court any interim or provisional relief that is necessary to protect the rights or property of that party. By doing so, that party does not waive any right or remedy under this Agreement. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is resolved.

(e) Any indemnification of the Buyer Indemnitees pursuant to Article 9 will be satisfied first by reduction of the Note Consideration payable by Buyer pursuant to Section 2.6, commencing with the most recent payment due, and then, if applicable, directly by Seller by wire transfer of immediately available funds to an account designated by Buyer.

(f) Any indemnification of the Seller pursuant to Article 9 will be effected by wire transfer of immediately available funds to an account designated by Seller.

(g) The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.4(a) if an Objection Notice has not been timely delivered in accordance therewith or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined in accordance with the arbitration procedure set forth in this Section 11.7 or by a final Judgment of a court having jurisdiction over such proceeding if an Objection Notice has been timely delivered in accordance with Section 9.4(a).

8.8 Governing Law, Etc.

a)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of South Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of South Carolina.

b)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(b).

8.9 Interpretation. When a reference is made in this Agreement to any Schedule or Exhibit, such reference shall be to a schedule or exhibit to this Agreement unless otherwise indicated. Each instance in this Agreement of the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “days” means calendar days, not Business Days, unless otherwise specified. Unless otherwise specified, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Similarly, unless otherwise specified, the words “therein,” “thereof” and “thereunder” and other words of similar import refer to a particular agreement or other instrument as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Unless otherwise specified, any reference to articles, sections or clauses are to articles, sections or clauses of this Agreement. Unless otherwise specified, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein. Unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include the heirs, successors and permitted assigns of such party. Unless otherwise specified, any reference to a statute includes and refers to the statute itself, as well as to any rules and regulations made and duly promulgated pursuant thereto, and all amendments made thereto and in force currently from time to time and any statutes, rules or regulations thereafter duly made, enacted and/or promulgated, as may be appropriate, and/or any other governmental actions thereafter duly taken from time to time having the effect of supplementing or superseding such statute, rules, and/or regulations. The language in all parts of this Agreement shall be in all cases construed according to its plain meaning and not strictly for or against one or more of the parties hereto. Any table of contents or headings contained in this Agreement are for reference purposes only and shall not be construed to affect the meaning or interpretation of this Agreement. When required by the context, (i) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular; and (ii) the masculine gender shall include the feminine and neuter genders and vice versa. Unless the context requires otherwise, derivative forms of any capitalized term defined in this Agreement shall have the comparable meaning to that of such term. The words “delivered”, “furnished”, “made available or “provided” as the phrase is used in this Agreement with respect to information or documents means such information or documents have been posted in box.com electronic data room hosted by Seller.

Entire Agreement. The Transaction Agreements (together with the schedules and exhibits hereto and thereto) supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto or thereto (or by any representative of any thereof) relating to the matters contemplated hereby and thereby, including without limitation that certain Letter of Intent dated May 22, 2023. The Transaction Agreements (together with the schedules and exhibits hereto and thereto) constitute the entire agreement by and among the parties hereto and thereto and there are no agreements or commitments with respect to the subject matter thereof except as expressly set forth herein or therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, with respect to the subject matter hereof, other than those expressly set forth or referred to herein or in an agreement referred to herein. Except as expressly set forth in this Agreement, no party nor any of its respective agents, officers, directors, stockholders, debt holders, option holders, employees, attorneys, accountants or representatives have made, nor are any of them making any representation or warranty, express or implied, in respect of such party or such party’s business, and any such other representations or warranties are hereby expressly disclaimed. Each party expressly acknowledges and agrees that neither the other parties hereto nor any of their respective agents, officers, directors, stockholders, debt holders, option holders, employees, attorneys, accountants or representatives is relying on any other representation or warranty of the other parties or any of their respective agents, officers, directors, stockholders, debt holders, option holders, employees, attorneys, accountants or representatives, including the accuracy or completeness of any such other representations and warranties, whether express or implied. The parties acknowledge and agree that this Agreement and such other writings constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the subject matter hereof or thereof, and that separate agreements have been used for the sake of convenience. The Exhibits and Schedules to this Agreement shall constitute an integral part of this Agreement.

8.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

8.11 Expenses. Except as otherwise specified in this Agreement, each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, broker, consulting, accounting, financing and investment banking fees, whether or not such transactions are consummated.

8.12 Remedies. Except as may be specifically provided in this Agreement, including, without limitation Section 7.7, in the event of a breach or threatened breach by any party of any covenant of this Agreement, then, in addition to any other available remedies to which the other party or parties may be entitled, including termination, specific performance and the recovery of damages, the other party or parties shall be entitled to an injunction restraining such party from breaching or attempting to breach, in whole or in part, any of the covenants of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties this____ day of ____, 2023, to be effective as of the Effective Date.

SELLER:

InjectEZ, LLC,
a South Carolina limited liability company

By:
Name:	Lou Wood Kennedy
Title:	Managing Member

By:
Name:	William Kennedy
Title:	Managing Member

NEPHRON SC, INC.
a South Carolina corporation

By:
Name:	Lou Wood Kennedy
Title:	CEO

BUYER:

Sharps Technology, Inc.
a Nevada corporation

By:
Name:	Robert M. Hayes
Title:	Chief Executive Officer

Sharps Technology Acquistion Corp.

Name:	Robert Hayes
Title;	Chief Executive Officer

EXHBIT A

BILL OF SALE

Exhibit A

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”), is made effective as of September [__], 2023 (“Effective Date”), by and between InjectEZ, LLC, an South Carolina limited liability company, Lou Wood Kennedy, and William Kennedy, (collectively referred to hereinafter as the “Transferor”), and Sharps Technology, Inc., a Nevada corporation (hereinafter the “Transferee”).

WHEREAS, Transferor and Transferee are parties to certain asset purchase agreement (the “APA”) dated as of the Effective Date.

WHEREAS, pursuant to the terms and conditions of the APA and for the consideration as set forth in the APA, Transferor has agreed to contribute and assign to Transferee and Transferee has agreed to accept from Transferor, certain assets to be utilized in Transferee’s pre-filled syringe business and other ancillary operations;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1.	CONVEYANCE.

(a) Subject to the terms and conditions in the APA, Transferor hereby contributes, assigns, conveys, transfers and delivers to Transferee all of Transferor’s right, title and interest in and to the assets used in connection with the performance of the assets particularly described on Exhibit A attached hereto (the “Assets”) as of the Effective Date when the APA is fully executed. The transactions to occur at such time and place are referred to as the “Closing.”

2.	ACCEPTANCE.

Transferee hereby agrees to the foregoing contribution and assignment.

3.	FURTHER ASSURANCES.

After Closing, Transferor agrees from time to time, upon the written request of Transferee, that Transferor will execute, acknowledge and deliver, or will cause to be executed, acknowledged or delivered, all such further instruments or perform all such further acts as may be reasonably necessary to Transferee in connection with the sale, assignment, conveyance, transfer and delivery of the Assets and the assumed liabilities as provided herein.

Upon the request of Transferee, Transferor will sign, execute, make and do all such deeds, documents, acts and things as Transferee and its duly authorized agents may reasonably request (the “Requested Acts”). To the extent Transferor is required to complete the Requested Acts, or to the extent the Requested Acts are otherwise in the ordinary course of business, Transferor will complete such acts at Transferor’s expense. To the extent such acts are not in the ordinary course of business, Transferor will complete such acts at Transferee’s expense. Transferor agrees to advise Transferee in advance of completing a Requested Act if Transferor deem the Requested Act to be not in the ordinary course of business.

Subject to the terms and conditions of the APA, Transferor hereby irrevocably appoints Transferee, its successors and assigns as Transferor’s true and lawful attorneys, with full power of substitution, to demand and receive from time to time any and all property of Transferor hereby contributed, assigned, transferred or delivered, or intended so to be; to give receipts, releases and acquitances for or in respect of the same or any part thereof; to collect for the account of Transferee all other items transferred to Transferee as provided herein, and to endorse with the name of Transferor any checks received on account of any such items; from time to time to institute and prosecute in the name of Transferor or otherwise any and all proceedings at law, in equity, or otherwise, that Transferee, its successors and assigns deem proper to collect, assert or enforce any claim, right, title, debt, account or interest in or to any and all the Assets of Transferor hereby sold, assigned, transferred or delivered; and to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets hereby sold, assigned, transferred or delivered, or intended so to be, that Transferee, its successors or assigns, deem desirable.

4.	TRANSFEROR REPRESENTATIONS AND WARRANTIES.

The Transferor makes no representations or warranties with respect to the assets being conveyed except as specifically set forth in the APA.

5.	MISCELLANEOUS.

Other than the APA and the other agreements contemplated thereby, this Bill of Sale, and the exhibit attached hereto, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein. In the event of any conflict between this Bill of Sale and the APA, the terms and provisions of the APA shall control. This Bill of Sale may be amended only by a written instrument executed by all the parties or their successors or assigns. This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. This Bill of Sale may be executed in one or more counterparts and each counterpart shall be deemed to be an original. This Bill of Sale shall in all respects be construed, interpreted, and enforced in accordance with, and governed by the laws of the State of Florida.

This Bill of Sale may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which counterparts shall together constitute one and the same agreement. Facsimile signatures shall be accepted as original signatures.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale as of the date first above written.

TRANSFEROR:		TRANSFEREE:

INJECTEZ, LLC		SHARPS TECHNOLOGY, INC.

By:		By:
Name:	Lou Wood Kennedy	Name:	Robert M. Hayes
Title:	Managing Member	Title:	Chief Executive Officer

INJECTEZ, LLC

By:
Name:	William Kennedy
Title:	Managing Member

LOU WOOD KENNEDY

By:

WILLIAM KENNEDY

By:

EXHIBIT A

Purchased Assets

EXHBIT B

IP ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit B

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “IP Assignment”), dated as of September 2023, is made by and between InjectEZ, LLC, a South Carolina limited liability company, Nephron Pharmaceuticals Corporation, a South Carolina corporation, Lou Kennedy and William Kennedy (collectively, the “Assginors”), and Sharps Technology, Inc., a Nevada corporation and Sharps Technology Acquisition Corp., a [Nevada corporation] (collectively, the “Assignees”).

WHEREAS, per current records with the U.S. Patent and Trademark Office (uspto.gov), Nephron is the owner of the InjectEZ Trademark;

WHEREAS, Assignee, Assignors, and certain other parties signatory thereto are parties to that certain Asset Purchase Agreement, dated as of _____________, 2023 (as amended, restated, supplemented, or otherwise modified from time to time, the “Asset Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement;

WHEREAS, under the terms of the Asset Purchase Agreement, Assignors have agreed to convey, transfer, and assign to Assignee, among other assets, certain intellectual property of Assignors, and have agreed to execute and deliver this IP Assignment for recording with Governmental Authorities, including, but not limited to, the U.S. Patent and Trademark Office;

WHEREAS, in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, Assignors hereby desire to convey, transfer, and assign to Assignee all of Assignors’ right, title, and interest in, to, and under all of the Assigned IP (as hereinafter defined), and Assignee hereby desires accept from Assignors all of Assignors’ right, title, and interest in, to, and under all of the Assigned IP.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Assignment. In consideration for the execution of the Asset Purchase Agreement, the payment of the consideration stipulated in the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors hereby irrevocably convey, transfer, and assign to Assignee, all of which Assignors represent and warrant are exclusively owned by Assignors free and clear of any encumbrances, and Assignee hereby accepts, all of Assignors’ right, title, and interest in, to, and under the following (collectively, the “A ssigned IP”):

(a) all inventions, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof, including all priority rights, and the right to claim priority rights and the privileges and benefits thereof, including those under the International Convention, and all other conventions, and the worldwide right to file applications for said inventions in Assignee’s own name;

(b) all trade secrets, non-public know-how, discoveries, improvements, concepts, ideas, methods, processes, procedures, designs, plans, schematics, invention disclosure statements, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps and data bases and other proprietary or confidential information, including customer, supplier and mailing lists;

(c) all marks, names, trade dress, whether registered or unregistered, including without limitation, the trademark registrations and applications set forth on Schedule 1 hereto, together with the goodwill connected with the use thereof and symbolized thereby, and all issuances, extensions, and renewals thereof, provided, that with respect to the United States intent-to-use trademark applications, if any, set forth on S chedule 1 hereto, the transfer of such applications accompanies, pursuant to the Asset Purchase Agreement, the transfer of Assignors’ business, or portion of the business to which the trademark pertains, and that business is ongoing and existing; all social media names and accounts;

(d) all copyrights, including, without limitation, any unregistered copyrights, applications, any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the copyrights, and in and to all rights corresponding to the foregoing throughout the world, and all the rights embraced therein, including but not limited to, the right to duplicate, reproduce, copy, distribute, display, license, adapt, and prepare derivative works from the copyrights, together with all physical or tangible embodiments of the copyrights, in Assignors’ possession or under Assignors’ control;

(e) the domain names set forth in S chedule 2 hereto;

(f) the intellectual property rights, information or assets arising from or related to the agreements set forth in Schedule 3 hereto;

(g) in the case of each of the foregoing:

i.	all rights of any kind whatsoever of Assignors accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

ii.	any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

iii.	any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, and/or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but not the obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.	Assignors’ Use and Enjoyment. The rights, title and interest assigned under Section 1 above shall be for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignors if this IP Assignment had not been made.

3.	Remainder of Intellectual Property. Assignors hereby declare that, as to any of the assets, rights or interests intended to be included in the Assigned IP hereby conveyed, the title to which may not have passed to the Assignee by virtue of this Assignment or any transfer or assignment which may from time to time be executed and delivered pursuant to the provisions hereof, Assignors hold such assets, rights or interests in trust for the benefit of the Assignee to transfer and assign the same as the Assignee may from time to time direct. Assignors shall hold such asset or other right for the exclusive benefit of the Assignee and shall take any and all action with respect thereto as the Assignee may reasonably direct for the Assignee’s account and benefit.

4.	Recordation. Assignors authorize the Commissioner for Patents, the Commissioner for Trademarks, and any other governmental officials to record and register this IP Assignment upon request by Assignee.

5.	Cooperation. Assignors agree to perform all commercially reasonable acts deemed necessary or desirable by the Assignee to permit and assist the Assignee, at the Assignee’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Assigned IP, to be assigned, or licensed to the Assignee under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, trademark, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, trademark, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Assigned IP. In the event that the Assignee is unable for any reason to secure Assignors’ signature(s) to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, trademark, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Assigned IP (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Assigned IP), Assignors hereby irrevocably designate and appoint the Assignee and the Assignee’s duly authorized officers and agents as Assignors’ agents and attorneys-in-fact to act for and on Assignors’ behalf and instead of Assignors, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Assigned IP, all with the same legal force and effect as if executed by Assignors.

6.	Terms of the Asset Purchase Agreement. The terms of the Asset Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements, and indemnities relating to the Assigned IP are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements, and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

7.	Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.	Governing Law. This IP Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

9.	Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this IP Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

[SIGNATURE PAGE FOLLOWS]

The parties hereto are signing this IP Assignment as of the date first set forth above.

ASSIGNOR:

INJECTEZ, LLC,
a South Carolina limited liability company

By:
Name:	Lou Wood Kennedy
Title:	Managing Member

By:
Name:	William Kennedy
Title:	Managing Member

LOU WOOD KENNEDY

By:

WILLIAM KENNEDY

By:

NEPHRON PHARMACEUTICALS CORPORATION, A SOUTH CAROLINA CORPORATION
a South Carolina corporation

By:
Name:	Lou Wood Kennedy
Title:	CEO

NEPHRON SC, INC.
a South Carolina corporation

By:
Name:	Lou Wood Kennedy
Title:	CEO

ASSIGNEE:

Sharps Technology, Inc.
a Nevada corporation

By:
Name:	Robert M. Hayes
Title:	Chief Executive Officer

Sharps Technology Acquisition Corp.
a Nevada corporation

By:
Name:	Robert M. Hayes
Title:	Chief Executive Officer

SCHEDULE 1

TRADEMARKS

Registered or Pending:

Jurisdiction	Status	Application No. / Filing Date	Registration No. / Registration Date	Mark
USA	Registered		U.S.P.T.O. Serial #	INJECTEZ
USA	Registered		97182311

SCHEDULE 2

DOMAIN NAMES

SCHEDULE 3

AGREEMENTS

EXHBIT C

SHARED SERVICES AGREEMENT

Exhibit C

SHARED SERVICES AGREEMENT

This Shared Services Agreement (the “Agreement”) is made to be effective as of the XX day of September , 2023, by and between Nephron SC, Inc., a South Carolina corporation (“Nephron”) and Sharps Technology, Inc., (Sharps) a Nevada company and it’s wholly-owned subsidiary Sharps Technology Acquisition Corp.(collectively, “Sharps”).

Preliminary Statement

Nephron is a well-established corporation with wide ranging in-house corporate support services performed by trusted and competent professionals. Sharps is acquiring InjectEZ , an affiliate of Nephron, and requires in-house support services. Nephron is willing to provide Sharps certain administrative shared services for an initial term of one year and Sharps will have the right to extend the term of the Agreement for successive one-year terms by giving notice to Nephron no later than 90 days prior to the end of any term.

NOW THEREFORE, in consideration for the services, the adequacy of which is hereby acknowledged, Nephron and Sharps hereby agree as follows. Both parties, within 90 days of the end of each year, will review the extent of services required and negotiate a revised annual fee based on the revised services required:

1.	On the terms and conditions provided herein over the term of the Agreement requested by Sharps, Nephron agrees to provide Sharps access during normal business hours to Nephron’s employees providing in-house administrative corporate services to include, without limitation, IT, Plant Accounting, Human Resources, Training, Employee Benefits and Insurance Administration, Nephron Pharmacy Access and Plant and Facility Maintenance and Safety (collectively the “Nephron Services”).

2.	In addition, the Agreement will require Nephron and InjectEZ to support the completion of the installation and buildout of the InjectEZ facility through the commission of all Production lines tied to 10mL in accordance with a mutually agreed set of criteria. Nephron to provide a report of remaining activities required to complete lines 1 and 3.

3.	Exhibit A provides a list of services to be provided on a time and materials basis at the costs incurred by Nephron.

4.	Sharps will notify Nephron in writing or by email of any required assistance at least five (5) business days in advance. The notice will include all pertinent details regarding the type of services or reporting requested by Sharps

5.	Upon receiving Sharps written or email request for Nephron Services, Nephron shall advise Sharps if such services are available and the cost and expense related thereto, as well as the payment terms therefore Sharps shall acknowledge in writing to Nephron its acceptance of the cost and expense to be charged for the requested Nephron Services.

6.	On an ongoing basis, Nephron acknowledges and agrees that Nephron’s right to payment from InjectEZ for Nephron Services shall be subordinate to InjectEZ’ s obligation to pay any and all amounts owed to any secured lender to InjectEZ. Nephron agrees to execute any separate written acknowledgment or agreement required by a secured lender to InjectEZ confirming the subordinated status of payments from InjectEZ to Nephron for the Nephron Services.

7.	Employees.

(a) Seller Employees. Seller shall terminate each Employee and further agrees to remove such individual from Seller’s payroll, in each case, as of the 15th day or last day of a month that first occurs at least twenty-seven (27) days after the Closing Date, unless the Buyer instructs Seller to do so prior to such date (such termination date, the “Employee Termination Date”) unless Buyer agrees to use the employee temporarily and arrange to pay the Seller on a temporary basis. Prior to Closing, Buyer shall provide Seller with the names of the Employees to whom Buyer or one of its Affiliates intends to make an offer of employment. The employment offers Buyer makes (i) shall have total compensation and benefit terms comparable to the employment terms provided to such Employees by Seller on the Closing Date (or as Buyer and Seller may otherwise reasonably agree), and (ii) shall provide that the Employee (“Buyer’s Employees”) be eligible to participate in employee benefit and compensation plans that are generally available to similarly situated employees of the Buyer.

(b) Responsibility for Employment Liabilities. Seller shall remain fully responsible for any and all employment related claims made by the Employees that arise or accrue with respect to acts or omissions by Seller occurring at any time on or before the Employee Termination Date (collectively, “Seller Employment Liabilities”).

(c) COBRA Coverage. Seller shall be solely responsible for offering and providing any COBRA Coverage with respect to any Employee who is a “qualified beneficiary” who is covered by a Seller Benefit Plan that is a “group health plan” and who experiences a qualifying event as a result of a termination in made in accordance with this Agreement. Seller shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Employees of the Seller.

(d) Information. , Seller shall provide Buyer such information relating to each of future Employees that were formerly employed by the Seller, as Buyer may reasonably request and as Seller have available or may obtain in connection with their employment of such persons, including immigration and tax withholding history. If in responding to an information request by the Buyer, Seller must take actions outside the normal course of business or incur special burden or expense, Buyer shall reimburse Seller for all costs associated with such requests.

(e) Seller Benefit Plan Contributions. Seller shall make all required contributions and pay all premiums required under any Seller Benefit Plan on behalf of the Seller Employees with respect to periods ending on or prior to any such Seller Employee being hired by the Buyer.

(f) Hiring and Training of Staff. Subject to the provisions of Paragraph 5, hereinabove, pursuant to this Agreement, the Seller shall assist the Buyer in the hiring of any employees and shall assist in the training of those employees to be able to produce the Buyer’s products.

[signature page to follow]

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IN WITNESS WHEREOF, Nephron and Sharps have executed this Agreement to be effective as of the date specified above.

NEPHRON SC, INC.

BY:
Name:	Lou Wood Kennedy
Its:	President/CEO

Sharps Technology, Inc.

BY:
Name:	Robert Hayes
Its:	CEO

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Exhibit A

Services to be provided on a Time and Materials Basis*

Facilities and Equipment maintenance and Repair

1. Access to Nephron Machine Shop services for parts repair and maintenance.

Laboratory Services:

Provide access to Nephron Laboratory for the purpose of testing product design and development and to test compatibility performance of medicines with syringe developments.

Examples include but not limited to:

2.	Drug Compatibility testing to ensure attainment of delivery standards including shelf life and chemical stability.
3.	Stability testing to ensure achievement of syringe performance equal or exceeding chemical shelf life.
4.	Leachable and extractable studies.
5.	Test Method Qualification support
6.	Research and training for Sharps personnel on laboratory equipment as acquired and utilized by Sharps.
7.	Access to Laboratory equipment for specialized product studies.

It is expected that the provisions of laboratory services will survive the termination of the shared services agreement and will coincide with the length of the Nephron Purchase Agreement.

*-All time and materials costs to be equivalent to costs incurred by Nephron in the provision of these services. Any parts or equipment required will be paid by Sharps.

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EXHIBIT D

LEASE AGREEMENT

Exhibit D

LEASE AGREEMENT

This Lease Agreement (this “Lease”) made to be effective as of the ___ day of September 2023 between Kennedy Innovation Complex LLC, a South Carolina limited liability company, having its principal office at 4838 12th Street Extension, West Columbia, SC 29172 (“Lessor”) and Sharps Technology, Inc, 105 Maxess Road, Melville, New York 11747, a Nevada corporation, and Sharps Technology Acquisition Corp. (collectively, “Lessee”) and InjectEZ LLC, a South Carolina limited liability company, having its principal office at 4500 12th Street Extension, West Columbia, SC 29172 ( “ prior Lessee”).

W I T N E S S E T H:

Lessor leases to Lessee and Lessee leases from Lessor, the rentable square feet in the building and improvements and as more particularly set forth on Exhibit A (collectively, the “Premises”).

ARTICLE 1
TERM; RENEWAL

1.01 Except as provided herein below, the initial term of this Lease shall be for ten (10) years. (Hereinafter referred to as the “Lease Term”). Subject to Section 1.02 hereof, the initial term of this Lease shall commence on the date determined in Section 1.02 (the “Commencement Date”) and end at midnight no later than ten (10) years later (the “Expiration Date”). Upon one hundred eighty (180) days prior written notice to Lessor, Lessee shall have four (4) successive options to renew the Lease Term for five (5) years, each successive five (5) year period shall be referred to as a Lease Term.

1.02 The Commencement Date of the initial term of this Lease shall be September __, 2023, which is the date Lessor delivered the Premises to Lessee. If the Commencement Date is the first day of a calendar month, the term of this Lease shall expire at midnight on the last day of the calendar month of the last month of the initial term. If the Commencement Date is not the first day of a calendar month, the term of this Lease shall expire as if the Commencement Date was the first day of the next succeeding month.

1.03 If Lessee shall remain in possession of the Premises after the expiration of the then current term of this Lease, without having exercised a renewal as provided in Section 1.01, and without Lessor’s consent, which consent may be given or withheld by Lessor in its sole and absolute discretion, it shall not be deemed or construed to be a renewal or extension of this Lease but shall only operate to create a month-to-month tenancy at the rental rate paid by Lessee during the last month of the Lease Term and said month-to-month tenancy may be terminated by either party at the end of any month upon 30 days prior written notice to the other party.

1.04 Lessee’s entry into, and taking possession of, the Premises shall constitute Lessee’s acknowledgment that the Premises are in good and tenantable condition at the beginning of the term. At the time of execution of this Lease or at any time thereafter, Lessor shall be under no duty to make any alterations or repairs to the Premises, except as agreed to and specifically set forth in this Lease.

ARTICLE 2
RENT PAYMENTS

2.01 During the initial five (5) year Lease Term, the net annual rental (the “Net Rent”) for the Lease term shall be Four Hundred Eighty-Six Thousand and no/100 Dollars ($486,000.00). Lessee shall be required to make payments monthly, on the 1st day of each month in the amount of one-twelfth of the Net Rent. Beginning in the sixth year of the Lease Term and in every year of the Lease Term thereafter, the Net Rent shall increase by the increase in CPI. For the purposes herein, “CPI” means the CONSUMER PRICE INDEX for all Urban Consumers (All Items U.S. City Average 1982–84 equals 100), published by the Bureau of Labor Statistics, United States Department of Labor. For the purposes of determining the annual increase in the CPI, subtract 1 from the fraction whose denominator is the monthly CPI number for September of the calendar year prior to the calendar year that the determination of the annual increase in the CPI is being made and whose numerator is the corresponding monthly CPI number for September of the calendar year in which the determination of the annual increase in the CPI is being made. By way of example, and not as a limitation, if the monthly CPI number for September 2028 were 230 (denominator) and the monthly CPI number for September 2029 were 237 (numerator), then 1 subtracted from the fraction would mean an annual increase in the CPI of 3 and 4/100 percent (3.04%). Thereafter, the annual increase in the CPI for each 12-month period of this Lease will be computed in a like manner. If the monthly CPI number is not available during any calendar month required for determination of the annual increase, then the Annual Rent will be increased 3 percent (3.0%), as set forth herein, until the appropriate monthly CPI becomes available, at which time the increase above 3 percent (3.0%), if any, will be retroactive to the beginning of the then current Lease year and be due and payable to Lessor within 30 days as rent, and if less than 3% the difference will be credited against Lessee’s next payment of rent. In the event that CPI is terminated or unavailable for any reason, the calculation will be made by using the successor index or the one most nearly comparable to it.

2.02 Lessor shall receive the Net Rent free of reductions of every description for each lease month. All rental payments shall be made at the address specified above or such other location as specified in writing by Lessor from time to time.

2.03 Lessee shall pay to Lessor all other sums that may become due or be payable by Lessee under this Lease, at the time and in the manner provided in this Lease. All of such other sums so to be paid may, at Lessor’s option, be deemed to be additional rent, and in the event of non-payment, Lessor shall have all the rights and remedies provided in this Lease in the case of the non-payment of rent. These amounts shall be based on the percentage of the rentable square feet in Premises as they relate to the total rentable square feet in the building in which the Premises are located.

ARTICLE 3
USE AND MAINTENANCE

3.01 The Premises shall be utilized for any and all lawful purposes.

3.02 The Premises shall be kept in good order and repair by Lessee, at Lessee’s sole cost and expense, and Lessee shall make all repairs and replacements, which may be necessary or required to the Building, including any damage to the plumbing or windows, or the roof, including all components, systems, fixtures, common areas, roof repair, roof maintenance, landscape maintenance, and parking lot maintenance and repair.

3.03 No Hazardous Materials shall be permitted to be generated, stored, handled or disposed of on or about the Premises; provided, however, that this provision shall not be applicable to materials located on the Premises used by occupants in the normal course of business so long as the same are stored, utilized and disposed of in accordance with all applicable Governmental Requirements (hereafter defined) and are of a type and quantity normally found in industrial buildings and other Premises dedicated to the uses permitted herein and which do not represent any material danger to persons or property if an accident were to occur with respect thereto.

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ARTICLE 4
COMPLIANCE WITH LAWS

4.01 Subject to Lessor liability for environmental conditions prior to the the Lease date, throughout the term of this Lease, Lessee shall, at its own cost and expense, promptly observe and comply with all laws, orders, regulations, rules, ordinances, and requirements of the Federal, State, County and local Governments, including all Environmental Laws (as defined in Article 28) and of all of their administrative departments, bureaus, officials and of the local fire insurance rating organization, and of all insurance companies writing policies covering the Premises or any part thereof, whether those laws, orders, regulations, rules, ordinances, or requirements relate to structural repairs, changes, or alterations to or in and about the Premises or to repairs, changes, or alterations incident to or as the result of any use or occupation of the Premises, or use of the adjacent sidewalks, and whether the same now are in force, or that may, at any time in the future, be enacted or directed (collectively “Governmental Requirements”); and Lessee shall pay all costs, expenses, claims, fines, penalties, and damages that may in any manner arise out of or be imposed because of the failure of Lessee to comply with these covenants.

4.02 Lessee, after notice to Lessor, may, by appropriate proceedings conducted promptly at its own expense, in its name or (whenever necessary) Lessor’s name, contest in good faith the validity or enforcement of any such law, order, regulation, rule, ordinance, or requirement, and may defer compliance therewith provided that (a) such non-compliance shall not constitute a crime on the part of Lessor, (b) Lessee shall diligently prosecute such contest to final determination by the court, department, or governmental authority or body having final jurisdiction. Lessor agrees to cooperate reasonably with Lessee, and to execute any documents or pleadings reasonably required, for the purpose of any such contest, provided that Lessee shall discharge any expense or liability of Lessor in connection therewith.

ARTICLE 5
SURRENDER AT END OF TERM

5.01 Subject to Article 9 and the Nephron space, Lessee shall surrender and deliver up the Premises, including all systems (but without Lessee’s proprietary software) and fixtures used in connection with the operation of the Premises (excluding movable trade fixtures and equipment owned by Lessee in possession of the Premises, all of which shall be retained by Lessee and removed by Lessee at their expense), with all damage and unsightly conditions caused by such removal to be repaired at the expiration of this Lease or sooner termination in good repair and condition, reasonable wear and tear thereof excepted.

ARTICLE 6
MECHANICS’ LIENS

6.01 Lessee shall have no power to subject the Premises or Lessor’s interest in the Premises to any mechanics’ or other liens, other than a mortgage lien satisfying the requirements of Article 12 hereof. If any mechanics’ or other liens or order for the payment of money shall be filed against the Premises or any building or improvement thereon by reason of or arising out of any labor or material furnished or alleged to have been furnished or to be furnished to or for Lessee at the Premises, or for or by reason of any change, alteration, or addition or the cost or expense thereof or any contract relating thereto, Lessee shall use its best efforts to promptly cause the same to be discharged of record against the Premises, by bond or otherwise as allowed by law at the expense of Lessee, within 90 days after written demand therefor, and shall also defend on behalf of Lessor at Lessee’s sole cost and expense, any action, suit, or proceeding that may be brought thereon or for the enforcement of those liens, lien or orders, and Lessee shall save harmless Lessor from any judgment, claim or damage resulting therefrom.

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ARTICLE 7
UTILITIES AND OTHER SERVICES

7.01 During the Lease Term, Lessee shall be solely responsible for the payment, due for electrical, natural gas, sewer, water and other utility service provided to the Premises, as well as all other services required to operate the Premises in accordance with the terms of this Lease which it is occupying, including trash removal services, heating, air conditioning and ventilation and other system contracts, private security services, landscaping and exterior maintenance services and outside lighting. All payments due hereunder shall be made in a reasonably timely manner to assure proper operations of the Premises on a continuing basis.

ARTICLE 8
INDEMNIFICATION OF LESSOR/LESSEE

8.01 Lessee shall keep, save, and hold harmless Lessor from any and all loss, damage, claims or causes of action (including reasonable attorneys’ fees) arising out of or related directly or indirectly to Lessee’s occupancy of the Premises (but not Nephron’s occupancy) during the term of this Lease, including (without limitation) acts or omissions of Lessee, Lessee’s agents or servants involving negligence, recklessness, intentional misconduct or failure of Lessee to comply with this Lease.

8.02 Without limiting the foregoing, Lessee shall indemnify and hold Lessor harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs), judgments and expenses (including attorneys’, consultants’, or experts’ fees and expenses) of every kind and nature suffered by or asserted against Lessor as a direct or indirect result of any violation of any Environmental Law by Lessee or any other party (other than Nephron or Lessor) on or about the Premises during the term of this Lease.

8.03 Lessor shall keep, save, and hold harmless Lessee from any and all loss, damage, claims or causes of action (including reasonable attorneys’ fees) arising out of or related directly or indirectly to the Lease Term and any extension thereof, including (without limitation) acts or omissions of Lessor, Lessor’s agents or servants involving negligence, recklessness, intentional misconduct or failure of Lessor to comply with this Lease and Lessor’s responsibilities hereunder.

8.04 Without limiting the foregoing, Lessor shall indemnify and hold Lessee harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs), judgments and expenses (including attorneys’, consultants’, or experts’ fees and expenses) of every kind and nature suffered by or asserted against Lessee as a direct or indirect result of any violation of any Environmental Law by Lessor or any other party on or about the Premises or any action required to be done by the Lessor pursuant to the terms of this Lease.

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ARTICLE 9
CASUALTY INSURANCE; RESTORATION

9.01 Lessee shall at all times during the term of this Lease, at Lessee’s expense, insure and keep insured by responsible insurance companies authorized to do business in South Carolina and which is rated A+ by the latest Best Guide with financial size category of Class 9 or higher unless otherwise approved by Lessor, during the Lease Term and thereafter all such costs for insurance. Premises and all alterations, extensions, and improvements thereto and replacements thereof, against loss or damage by fire and the risks contemplated within the extended coverage endorsement, including loss of rent coverage (as such endorsement in the broadest form may customarily be written in that state from time to time) and against such other risks as are customary and shall reasonably be required by Lessor, or as shall be required by any Institutional Lender (as defined in Article 28) holding a mortgage and/or security interest on and/or in the Premises, in an amount equal to the full replacement value, from time to time, of the Premises, excluding land and foundation, and may provide for reasonable deductibles. Lessor agrees to pay the premiums on this insurance, as and when those premiums become due and payable, and promptly to deliver to and deposit with Lessee copies of all such policies of insurance with due proof of payment of premiums, and to deliver renewal policies, with such proof, to Lessee within 25 days prior to expiration of the policies. All policies of fire and other insurance described in this Section 9.01 shall be for the benefit of, Lessor (as an additional insured), Lessee, and any Institutional Lender holding an Institutional Mortgage on Lessor’s interest in the Premises, as their interests may appear, but the interest of any such mortgagee shall be covered by the customary mortgagee endorsement employed in South Carolina. Lessee agrees to reimburse Lessor in full for the costs of the premiums for such policies within fifteen (15) days of being provided evidence of payment of the same from Lessor.

9.02 If during the term of the Lease of the Premises, the Premises shall be damaged or destroyed by fire or any other casualty the Lease shall remain in force and effect and the proceeds of such insurance shall be delivered to the Lessee for the purposes of restoration of the Premises and improvements therein or thereon.

ARTICLE 10
CONDEMNATION

10.01 If any governmental entity shall at any time during the term of this Lease lawfully condemn and by reason thereof acquire title to Lessor’s interest in the Premises, in or by condemnation proceedings in pursuance of the law, general, special, or otherwise, Lessor shall be entitled to and shall, except as hereinafter provided, receive any award that may be made, which shall be made available to Lessee for restoration of the Premises. This assignment shall not include any award for taking of or damage to the trade fixtures of Lessee, or its subtenants, nor shall it include any award for the loss of business to the Lessee. Those amounts shall be paid directly to the Lessee with Lessor having no right to share in same.

ARTICLE 11
CURING LESSEE’S DEFAULTS

11.01 Should either Party fail to perform any of its obligations under this Lease within 30 days after the giving of written notice by the other Party (but in any event, regardless of that notice or the lack thereof, promptly before the accrual of any penalty as provided by law or by any mortgage held by an institutional lender (as defined in Article 28) superior to this Lease, the Party giving notice may perform those obligations and add any such sum or sums paid or expended in that performance to or against any rent then due or thereafter falling due under this Lease with like effect as if an original part of that installment, and that sum or sums shall be and become additional rental. This Article 11, however, does not grant Lessee any license or privilege to allow the Premises to be without the insurance coverage provided by Article 9, or Lessee to be without the liability insurance protection provided by Article 19, and the failure promptly to comply with Articles 9 and 19 shall privilege Lessor to place immediately the necessary insurance, and the cost thereof shall be additional rent and collectible as such. The 30-day notice provided by this Article 11 is the same 30-day notice provided by Articles 14.01 B or C and not an additional one.

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ARTICLE 12
MORTGAGING; ASSIGNMENT; SUBLETTING

12.01 Except for Permitted Transfers (see 28.06), Lessee shall not sublet all or any portion of the Premises without the prior written consent of Lessor, which consent may not be unreasonably withheld. Any sublease shall be subject and subordinate to this Lease and Lessee shall remain liable for the performance of all of its covenants and agreements under this Lease. Except for Permitted Transfers (see 28.06), Lessee shall not assign this Lease in whole or in part without the prior written consent of Lessor, which consent may not be unreasonably withheld. No assignment shall be effective unless each such assignee by written instrument or operation of law, shall assume and become bound to perform and observe all of the covenants and agreements of Lessee under this Lease, provided that Lessee shall not be released of liability for the payment of Net Rent and for the performance and observance of any of the other covenants and agreements of Lessee under the Lease after the effective time of such assignment.

12.02 Lessor may assign this Lease at any time after execution provided that Lessor’s assignee assumes all of Lessor’s obligations and liabilities under this Lease and in no way are the Lessee’s obligations hereunder to be diminished in any way.

12.03 Lessee may mortgage its interest in this Lease, consistent with the following:

Leasehold Mortgage Provisions

(a) “Section __.01. Lessee shall have the right, at any time, without Lessor’s consent, to mortgage this Lease and the leasehold estate hereby created to any Leasehold Mortgagee (as hereinafter defined), and to enter into any and all extensions, modifications, amendments, consolidations, replacements and refinancings of such Leasehold Mortgage (as hereinafter defined), provided that there shall not be more than one Leasehold Mortgage at any given time and that no Leasehold Mortgage shall affect Lessor’s reversionary interest and estate in and to the Premises. Lessee shall notify Lessor thirty (30) days prior to entering into such Leasehold Mortgage and shall provide Lessor with the name and address of the Leasehold Mortgagee. If requested to do so by Lessor, Lessee shall furnish Lessor with copies of the documents evidencing and securing the Leasehold Mortgage. The execution and delivery of any Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor shall the Leasehold Mortgagee, as such, be deemed an assignee or transferee of this Lease so as to require such Leasehold Mortgagee to assume the performance of any of the terms, covenants or conditions on the part of Lessee to be performed hereunder. If Lessee shall mortgage this Lease and provide Lessor with the Leasehold Mortgagee’s name and address, then until such Leasehold Mortgage shall be satisfied and discharged of record, the following provisions shall apply, notwithstanding anything to the contrary contained in this Lease, and any pertinent provisions of this Lease shall be deemed to be amended and modified to the extent necessary so as to provide as follows:

(b) This Lease shall not be surrendered, modified or amended without the prior written consent of any Leasehold Mortgagee.

(c) Lessor shall, at the same time of mailing or serving on Lessee any notice of default, send by certified or registered mail, return receipt requested, a copy of such notice to the Leasehold Mortgagee. The Leasehold Mortgagee shall thereupon have the same right to cure the default as is provided to Lessee, and Lessor shall accept such cure by or at the instigation of the Leasehold Mortgagee as if such cure was accomplished by Lessee.

(d) No default on the part of Lessee, in the performance of work to be performed, or acts to be done, or conditions to be remedied, which cannot reasonably be completed within any applicable grace period, shall result in a termination of this Lease, if steps shall, in good faith, have been commenced by the Leasehold Mortgagee promptly to rectify the default, and shall be prosecuted to completion with diligence.

(e) If, before the expiration of any applicable grace period, the Leasehold Mortgagee shall have paid to Lessor all rent and all other charges provided for in this Lease which are then in default, and shall have cured, or shall be diligently pursuing to cure any non-monetary default under this Lease, then Lessor shall not be entitled to terminate this Lease and any notice of termination theretofore given shall be void and of no effect.

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(f) In the event of a termination of this Lease prior to the date herein definitely fixed for the end and expiration of the Lease and the Term, as the same be extended by any renewal of the original Term, whether by summary dispossess proceedings, service of notice to terminate, or otherwise, Lessor shall, by certified or registered mail, return receipt requested, serve on the Leasehold Mortgagee written notice of such termination, together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, under this Lease then known to Lessor. The Leasehold Mortgagee shall also have the right to obtain an assignment of this Lease by the Lessee hereunder to the Leasehold Mortgagee or the Leasehold Mortgagee’s designated assignee without the consent of the Lessor if in connection with a “lease assignment in lieu of foreclosure” or assignment post foreclosure. The Leasehold Mortgagee shall thereupon have the option to obtain a new or direct lease in accordance with and on the following terms and conditions:

(i) twenty (20) days after service of the aforementioned notice of termination, Lessor shall enter into a new or direct lease (the “New Lease”) of the Premises with the Leasehold Mortgagee, or its designee (the “New Lessee”), as provided in the following clause (ii).

(ii) The New Lease shall be entered into at the reasonable cost of the New Lessee, shall be effective as of the date of termination of this Lease, and shall be for the remainder of the Term and at the rent and additional rent and on all the agreements, terms, covenants, and conditions hereof. On the execution of the New Lease, the New Lessee shall pay any and all sums which would at the time of the execution thereof be due under this Lease but for the termination as aforesaid and shall otherwise fully remedy or agree in writing to remedy any existing non-monetary default under this Lease. The New Lessee shall pay all necessary and reasonable expenses, including reasonable counsel fees and court costs incurred by Lessor in terminating this Lease and in recovering possession of the Premises as well as in the preparation, execution and delivery of the New Lease.

(g) The New Lease, the leasehold estate created thereby and all the rights of the Lessee under the New Lease are and shall be subject and subordinate in any respect to the encumbrances, conditions of title and other matters now affecting the fee title to the Premises or any part thereof, and to any Fee Mortgage now on or hereafter placed on the fee of the Premises, or any part thereof, or which affects or may hereafter affect the fee title to the Premises (or Lessor’s interest in the Lease) and to all renewals, modifications, consolidations, replacements and extensions of the Fee Mortgage, as the same may be amended, extended, modified, refinanced and/or replaced. Notwithstanding the foregoing, as a condition for such subordination with respect to any mortgage hereafter affecting the Premises, Lessor agrees to obtain a Non-disturbance Agreement from the holder of any such mortgage provided that, the holder of same requires this Lease to be subject and subordinate thereto. Any such Non-disturbance Agreement shall be in the form generally used by the applicable mortgagee provided same is commercially reasonable.

(h) Leasehold Mortgagee shall be entitled to an estoppel certificate from Lessor as provided in Article 27 of the Lease.

(i) As used herein, (i) the term “Leasehold Mortgage” shall mean a mortgage or other similar instrument creating a lien or other encumbrance on the leasehold interest by a Leasehold Mortgagee and any modification of any of the terms thereof and (ii) the term “Leasehold Mortgagee” shall mean any insurance company, bank or trust company, educational or charitable institution, union, pension, profit or retirement fund or trust, real estate investment trust or other financial or lending institution generally recognized at the time as an “institutional lender” which makes or holds any Leasehold Mortgage and/or its successors and assigns (each such holder shall be deemed a “Leasehold Mortgagee”).

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ARTICLE 13
TAXES

13.01 Lessee shall, pay and discharge all duties, taxes, charges for water, sewer taxes, assessments, extraordinary as well as ordinary, whether foreseen or unforeseen, as shall, during the term of this Lease, be laid, levied, assessed, imposed or otherwise accrue upon the Premises or liens upon the Premises, unless they shall be the responsibility of the Lessor, or any part thereof, or any appurtenances thereto or the leasehold estate created by this Lease whether by virtue of any present or future law, order, or ordinance of the United States of America, or of the City, County, or other local government, or of any department, office, or bureau thereof, or any other governmental authority, or otherwise. The duties, taxes, charges, assessments, and payments described in this Section 13.01 are sometimes referred to in this Article collectively as “Impositions.”In the event of any future tax abatement, the Lessee shall be made aware of such abatement and shall receive credit therefor.

13.02 All Impositions shall be paid by Lessee when they become due and payable without interest or penalty to the department, officer, or bureau charged with the collection thereof. But nothing in this Lease shall require Lessee to pay any inheritance, franchise, income, payroll, employment, workers compensation, excise, privilege, rent, capital stock, estate or profit tax, or any tax of similar nature, that is, or may be, imposed upon Lessor, unless those taxes shall be levied upon the rent reserved in this Lease in the place of real estate/property taxes upon the Premises.

13.03 All taxes, assessments, and water rents that are mentioned above to be paid by Lessee shall be prorated and adjusted for the fiscal years in which the term of this Lease begins and ends.

13.04 In the case of assessments for local improvements or betterments that are assessed or imposed during the term of this Lease and that may be payable in installments, Lessee shall only be obligated to pay the installments that fall due during the term of this Lease, unless same are the responsibility of the Lessor.

13.05 Lessee may contest or review by legal proceedings or in any manner that Lessee in its opinion shall deem advisable (which proceedings or other steps taken by Lessee, if instituted, shall be conducted diligently at its own expense and free of expense to Lessor) any and all Impositions levied, assessed, or imposed upon or against the Premises or taxes in lieu thereof, required to be paid by Lessee under this Lease and payment thereof shall be deferred as long as such contest is pending. No such contest or review shall be undertaken or payment deferred in a manner that exposes the Premises or Lessor’s interest therein to jeopardy.

13.06 Lessee upon request of Lessor will promptly exhibit to Lessor all paid bills (or copies) for real estate taxes, water rates, and assessments, which bills after inspection by Lessor shall be returned to Lessee.

ARTICLE 14
DEFAULTS

14.01 Each of the following shall be deemed a default by Lessee and a breach of this Lease:

A. Lessee’s failure to pay any installment of Net Rent or to pay any additional rent, which failure persists after the expiration of 5 days with regard to the payment of Net Rent or 30 days with regard to the payment of any additional rent, from the date Lessor gives written notice to Lessee calling attention to the existence of that failure;

B. Lessee’s failure to observe or perform any of its obligations under the other terms, covenants, or conditions of this Lease, which failure persists after the expiration of 30 days from the date Lessor gives notice to Lessee calling attention to the existence of that failure, but, if the matter that is the subject of the notice is of such a nature that it cannot be reasonably corrected within 30 days, then no default shall be deemed to have occurred if Lessee promptly, upon the receipt of the notice, commences the curing of the default and diligently prosecutes the same to completion. However, if the default is one relating to a matter that exposes space occupants or the public to a danger to safety or health of which the public authorities have given due notice to Lessee, then such shorter notice to Lessee, whether written or otherwise, shall be sufficient as the circumstances demand with the responsibility of Lessee to take corrective measures forthwith.

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C. The adjudication of Lessee in bankruptcy; the taking by Lessee of the benefit of any other insolvency act or procedure, which term includes any form of proceeding for reorganization or arrangement or rearrangement under the Bankruptcy Code as well as an assignment for the benefit of creditors; or the appointment of a receiver for Lessee and such receiver remains undischarged for 30 days.

14.02 Should Lessee default as described in this Article 14 and such default continues beyond any applicable grace period, as provided in Articles 14.01 A, B or C, Lessor at any time thereafter may, at its option, give Lessee 15 days’ written notice of intention to end the term of this Lease and thereupon at the expiration of those 15 days the term of this Lease shall expire as completely as if that date were the date definitely fixed in this Lease for the expiration of the term and Lessee will then quit and surrender the Premises to Lessor, as provided in Article 5 hereof, but Lessee shall remain liable as provided in this Article 14.

14.03 If the notice provided for in Section 14.02 shall have been given and the term of this Lease shall expire as described in that Section, or if the Lease shall be taken from Lessee as a result of any execution against Lessee in any proceeding in which Lessee shall have no appeal or further appeal, then Lessor may without notice re-enter the Premises and dispossess Lessee by summary proceedings or otherwise, and Lessee or other occupant or occupants of the Premises will remove their effects and hold the Premises as if this Lease had not been made, and Lessee waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

In case of any default, re-entry, expiration or dispossess by summary proceedings or otherwise:

A. Rent shall become due thereupon and be paid up to the time of that re-entry, dispossess, or expiration, together with any expenses that Lessor may incur for legal expenses and attorneys’ fees, including those incident to the recovery of possession, brokerage, and putting the Premises in good order, or for preparing the same for re-rental;

B. Lessor may relet the Premises or any part or parts thereof, either in the name of Lessor or otherwise, for a term or terms that may at Lessor’s option be less than or exceed the period that would otherwise have constituted the balance of the term of this Lease and may grant concessions or rent at a lower cost without thereby in any way affecting Lessee’s liability for the rental payable under this Lease for the then current term of the Lease; and

C. Lessee shall also pay Lessor as liquidated damages for the failure of Lessee to observe and perform Lessee’s covenants any deficiency between the rent reserved in this Lease and the net amount, if any, of the rents collected by reason of the reletting of the Premises for each month of the period that would otherwise have constituted the balance of the then current term of this Lease.

i. In computing liquidated damages there shall be added to the said deficiency any expenses that Lessor may incur in connection with the recovery of possession of the Premises and reletting, such as, but not limited to, legal expenses, attorneys’ fees, brokerage, for keeping the Premises in good order and for preparing the same for reletting but not for any alterations or improvements in connection therewith.

ii. Any such liquidated damages shall be paid in monthly installments by Lessee on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Lessor to collect the deficiency for any subsequent month by a similar action or proceeding.

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14.04 Lessor may make any alterations and decorations in the Premises that Lessor, in its sole judgment, considers advisable and necessary for the purpose of reletting the Premises. The making of these alterations or decorations shall not operate or be construed to release Lessee from any liability under this Article 14, but Lessee shall not be liable for the costs of the same.

14.05 If Lessor shall enter into and repossess the Premises because Lessee defaults in the performance of any of the terms of this Lease, and shall have terminated this Lease, Lessee will not claim the right to redeem or re-enter the Premises or restore the operation of this Lease, and Lessee waives the right to such redemption and re-entrance under any present or future law, and waives the right of any party claiming through or under Lessee to make payment of any sum or sums of rent, or otherwise, of which Lessee shall have made default under any of the covenants this Lease, and to claim any subrogation to the rights of Lessee under this Lease, by reason of that payment. Lessor shall provide reasonable notice of its intention to enter and repossess the Premises and shall provide Lessee reasonable notice to cure such default.

14.06 Any action taken by Lessor under this Article 14 shall not waive any right that Lessor would otherwise have against Lessee for rent reserved in this Lease or otherwise, and Lessee shall remain responsible to Lessor for any loss and damage suffered by Lessor by reason of Lessee’s default or breach. The words “re-enter” and “re-entry” as used in this lease are not restricted to their technical legal meanings.

14.07 Anything to the contrary contained in this Lease notwithstanding, in the event any payment of Net Rent or any additional rent is more than 10 days past due, an administrative charge equal to 4% of such past due sum shall be due and payable by Lessee to Lessor upon written demand. In addition, any sum more than 30 days past due shall bear interest at the rate equal to the Prime Rate as published by The Wall Street Journal from time to time, plus 5% per annum (or the highest lawful rate allowable if less than such rate until paid in full, with said interest to be due and payable by Lessee to Lessor upon written demand.

14.08 Shall the Lessor fail to comply with its obligation pursuant to the Lease, Lessee shall have the right to file suit against Lessor for any damages it has incurred as a result of said default, including monetary damages and any equitable remedy and/or damages which Lessee may have against the Lessor.

14.09 In the event any litigation is commenced to enforce any provision of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs of such litigation from the non-prevailing party.

ARTICLE 15
NO REINSTATEMENT

15.01 A. No receipt of monies by Lessor from Lessee after the lawful termination or cancellation of this Lease, shall reinstate, continue or extend the term of this Lease, or affect any notice theretofore given to Lessee, or waive Lessor’s right to enforce the payment of fixed or additional rent or rents then due (to the extent provided in Article 14), or thereafter falling due, or waive Lessor’s right to recover possession of the Premises by proper suit, action, proceeding, or remedy unless agreed to in writing by the Lessor..

B. After the service of notice to terminate or cancel this Lease, or the commencement of suit, action, or summary proceedings, or any other remedy, or after a final order or judgment for the possession of the Premises, Lessor may demand, receive and collect any monies due, or thereafter falling due, without in any manner affecting the notice, proceeding, suit, action, order, or judgment. All such monies collected shall be deemed to be payments on account of the use and occupation or Lessee’s liability under this Lease.

15.02 Lessor’s failure to enforce any term of this Lease, that is breached by the Lessee, after notice had, shall not be deemed to void or affect the right of Lessor to enforce that term on the occasion of a subsequent default or breach.

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ARTICLE 16
SUBORDINATION

16.01 This Lease shall be subject and subordinate to any and all Institutional Mortgages (as defined in Article 28) that may now or hereafter affect Lessor’s interest in the real property of which the Premises form a part, and of all renewals, modifications, consolidations, replacements, and extensions thereof. Subject to full compliance with Section 16.02, this clause shall be self-operative and no further instruments of subordination shall be required. In confirmation of this subordination, Lessee shall execute promptly any certificate that Lessor may request. Lessee constitutes and appoints Lessor as Lessee’s attorney-in-fact to execute any such certificate or certificates for and on behalf of Lessee.

16.02 A. The subordination described in Section 16.01 as it pertains to Institutional Mortgages now in effect or hereafter made (which term includes any agreement modifying any Institutional Mortgage now in existence or hereafter made), is conditioned upon the agreement of the Institutional Lender, to be delivered by it to Lessee, in which the Institutional Lender agrees in substance that so long as this Lease remains in effect:

i. Lessee will not be disturbed in its use or possession of the Premises and the rights and privileges of Lessee under this Lease will not be disturbed by the holder of the mortgage;

ii. Lessee will not be joined in any action or proceeding to foreclose the mortgage by the holder thereof; and

iii. Casualty insurance proceeds and condemnation awards to which the holder of the mortgage is entitled under the terms of the mortgage will be applied towards restoration of the Premises consistent with Articles 9 and 10 of this Lease, respectively, and be disbursed as provided for by those Articles.

B. The giving of any agreement as described in Section 16.02(A) by an Institutional Lender may be conditioned by it on the reciprocal agreement by Lessee to attorn to the Institutional Lender should it become vested with Lessor’s interest in the Premises, and such additional agreements of Lessee as are normally contained in Subordination, Non-Disturbance and Attornment Agreements reasonably required by Institutional Lenders making mortgage loans in South Carolina and will be clear that such Institutional Lender will not disturb Lessee’s use or possession of the Premises as long as this Lease is in effect.

ARTICLE 17
QUIET ENJOYMENT

17.01 Lessee, as long as this Lease remains in effect, shall and may, at all times during the term of this Lease peaceably and quietly have, hold, and enjoy the said Premises free of molestation by Lessor.

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ARTICLE 18
BINDING EFFECT

18.01 The covenants and agreements contained in this Lease inure to the benefit of and are binding upon the parties to this Lease, their successors and assigns, but this Article does not modify the provisions governing assignment, as elsewhere provided for in this Lease.

ARTICLE 19
LIABILITY INSURANCE

19.01 Lessee will carry at all times during the Lease term, at its own cost and expense, steam boiler, host liquor liability, and general liability insurance for the benefit of both Lessor (as an additional insured) and Lessee with responsible insurance companies indemnifying both Lessor and Lessee against claims for personal injuries sustained in or about the Premises, in an amount not less than $1,000,000 for injuries or death to one person and $2,000,000 for injuries or death arising out of the same accident when more than one person is involved, and for not less than $1,000,000 in respect to property damage. Such insurance may have reasonable and customary deductibles. Lessee will deposit with Lessor a certificate of the insurance carrier or carriers indicating that this insurance is in full force and effect and that the premiums therefore have been paid. If the limits of liability insurance generally carried by owners of comparable properties in the vicinity of the Premises exceeds the foregoing limits, the foregoing limits shall be increased accordingly.

ARTICLE 20
ALTERATIONS

20.01 Lessee may make nonstructural alterations to the Premises without the consent of Lessor, and, with Lessor’s prior written consent, structural alterations and improvements, which consent shall not unreasonably be withheld so long as the structural alterations or improvements are reasonably in keeping with manufacturing facility designs.

ARTICLE 21
NOTICES

21.01 All notices to the parties shall be addressed to them at the respective addresses first given for them in this Lease, or to such other address, of which either of them, as the case may be, shall notify the other in the manner stated in this Article 21 for giving notice. The notice must be given by either registered mail, return receipt requested, or by certified mail, return receipt requested. In the case of the former the service of the notice shall be deemed complete upon the registration thereof with the postal authorities, and in the case of the latter upon the due mailing thereof. However, if in either case the notice is mailed from a place outside of South Carolina, service shall not be complete until the notice is received.

ARTICLE 22
NO WAIVER

22.01 The failure of Lessor or Lessee to insist in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option contained in this Lease, shall not be construed as a waiver of or relinquishment for the future of the performance of that covenant, or the right to exercise that option, but the same shall continue and remain in full force and effect. Lessor’s receipt of Net Rent or additional rent, with knowledge of the breach of any covenant of this Lease, shall not be deemed a waiver of that breach, and no waiver by Lessor or Lessee of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Lessor or Lessee.

22.02 Lessor’s receipt of any installment of the Net Rent under this Lease or of any additional rent shall not be a waiver of any Net Rent or additional rent then due. Lessor may, in its sole discretion, apply any payments made by Lessee to the satisfaction of any debt or obligation of Lessee to Lessor, regardless of Lessee’s instructions as to the application of those payments, whether those instructions are endorsed on Lessee’s check or otherwise.

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ARTICLE 23
REMEDIES CUMULATIVE

23.01 All the rights and remedies given to Lessor in this Lease for the recovery of the Premises because of the default by Lessee in the payment of any sums that may be payable pursuant to the terms of this Lease, or upon the breach of any of the terms of this Lease, or the right to re-enter and take possession of the Premises upon the happening of any of the defaults or breaches of any of the covenants of this Lease, after notice and reasonable opportunity to cure, or the right to maintain any action for rent or damages and all other rights and remedies allowed at law(other than “self help” type remedies), are reserved and conferred upon Lessor as distinct, separate, and cumulative remedies, and no one of them, whether exercised by Lessor or not, shall be deemed to be in exclusion of any of the others.

ARTICLE 24
INSPECTIONS BY LESSOR

24.01 Lessee shall permit Lessor and Lessor’s agent’s inspection of the Premises from time to time at reasonable hours upon reasonable prior written notice to Lessee to determine Lessee’s compliance with the terms of this Lease. Lessor (or its agents conducting such inspection) shall be accompanied by Lessee.

ARTICLE 25
ENTIRE AGREEMENT; AMENDMENTS

25.01 This Lease contains the entire agreement between the parties, and any agreement hereafter made shall not operate to change, modify, or discharge this Lease in whole or in part unless that agreement is in writing and signed by the party sought to be charged with it.

25.02 In the event any Institutional Lender providing financing to Lessor with respect to Lessor’s interest in the Premises desires modifications in the terms or conditions of this Lease, Lessee shall agree to such modifications as reasonably requested by Lessor to satisfy the requirements of such Institutional Lender so long as such modification (i) does not result in any increase in the financial obligations of Lessee hereunder or impose any burdensome non-monetary obligation or other liability or risk (actual or contingent) on Lessee; (ii) does not interfere with the business of the Lessee; and (ii) is consistent with requirements generally imposed by Institutional Lenders for transactions of similar magnitude in the State of South Carolina. Moreover, in no way shall anything contained in this Article 25 limit the Lessee’s rights under the terms of the Lease or any extension thereof.

ARTICLE 26
NO REPRESENTATIONS

26.01 Except as specifically otherwise provided herein, Lessee is fully familiar with the physical condition of the Premises, and Lessee takes the Premises in their “as is” condition.

ARTICLE 27
ESTOPPEL CERTIFICATES

27.01 Lessee agrees at any time and from time to time upon not less than 15 days prior written request by Lessor, to execute, acknowledge, and deliver to Lessor a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), and the dates to which the rent and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this Article 27 may be relied upon by prospective purchasers of Lessor’s interest or mortgagees of Lessor’s interest or assignees of any mortgage upon Lessor’s interest in the Premises. Any subsequent mortgage holder will agree that it will not interfere with Lessee’s right to use and occupy the Premises as long as this Lease is in force and effect.

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ARTICLE 28
CERTAIN DEFINITIONS

28.01 The term “Lessor” as used in this Lease shall refer only to the owner for the time being of Lessor’s estate in Premises, with any subsequent owner succeeding to all the rights and interests of Lessor under this Lease as of the effective date of the relevant transfer. Upon such transfer, Lessee shall be notified in writing by Lessor all sums due from Lessee hereunder from and after the date of receipt of such notice shall be remitted as instructed from time to time by the successor Lessor. Lessor shall be and is hereby relieved from any breach of covenants or obligations of Lessor hereunder arising or occurring after the date of transfer of Lessor’s estate in the Premises, but only if the transferee shall have expressly assumed such liabilities and obligations and agreed to carry out all covenants and obligations of Lessor hereunder during such time as said transferee shall own or hold Lessor’s estate or interest in the Premises. The provisions of this Section shall apply to each successive transfer of Lessor’s interest or estate. Except for Lessor’s indemnification obligations, which shall not be limited, the liability of Lessor under this Lease shall be and is hereby limited to Lessor’s interest in the Premises and no other asset of Lessor shall be affected by reason of any liability which Lessor may have to Lessee or to any other person by reason of this Lease, the execution thereof, or the acquisition of Lessor’s interest.

28.02 The term “Institutional Lender” means any one of the following: a bank; trust company; insurance company; any pension, retirement or welfare fund or other non-profit organization where the investment policy and financial condition of that fund or organization is subject to the supervision of a governmental agency.

28.03 An “Institutional Mortgage” is a mortgage and/or security interest held by an Institutional Lender on the interest of Lessor in the Premises.

28.04 The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment applicable to the Premises relating to the regulation and protection of human health and safety and/or the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and/or vegetation and Hazardous Materials (as defined below).

28.05 The term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil and any fraction thereof) and (b) any such material classified or regulated as “hazardous” or “toxic” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., or Hazardous Materials Transportation Act, 49 USC App. 1801 et seq.

28.06. The term “Permitted Transfers” means a transfer by Lessee of its interest in this Lease to any affiliate of Lessee; or a transfer to a person or entity (or affiliate thereof) acquiring Lessee’s business by stock purchase or the acquisition of substantially all the assets of Lessee; or a sublease of less than 25% of the Premises; or sublease to any affiliate of Lessee or to a vendor, customer or other entity having a business relationship with Lessee.

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ARTICLE 29
RECORDING OF LEASE

29.01 This Lease shall not be recorded, but Lessee requests that an appropriate Short Form Lease be recorded at the Register of Deed’s Office in Lexington County, SC. to place all parties on notice of the granting of this Lease for the term hereof. The Lessee will bear the costs of such recording.

ARTICLE 30
SEcurity deposit

30.01 [intentionally omitted]

ARTICLE 31

COMMENCEMENT DATE CERTIFICATE

31.01 Within ten (10) days of Lessor delivering the Premises to Lessee, Lessor and Lessee shall confirm in writing the rentable square feet in the Premises, the Commencement Date, the Net Rent, and the amount of the monthly rent due.

ARTICLE 32

OPTION TO PURCHASE

32.01 OPTION TO PURCHASE. Provided this Lease has not been terminated, Lessor hereby grants to Lessee, or its assignee, the option to Purchase the Premises, land, and all improvements located on and the land described on Exhibit A (collectively, the “Property”) (sometimes referred to as the “Option”) after the end of the eighth year of the Lease Term, subject to the following terms and conditions.

32.02 OPTION TERM. This option shall be valid following the end of the eighth year of the Lease Term, and must be exercised by notice to Lessor as provided herein on or before the last day of __________, 20__ (six (6) months from the end of the eighth year), or it shall expire (the “Option Period”).

32.03 EXERCISE OF OPTION/CLOSING. At any time during the Option Period, Lessee may exercise this Option to Purchase by giving Lessor not less than 30 and not more than 180 days’ notice of intent to exercise the Option. In the event Lessee exercises the Option to Purchase, the Closing shall occur not more than one hundred eighty (180) days following the date of such notice. In the event the Closing occurs following the expiration of the Lease, then, the Lease term shall be extended for the period from the expiration of the Lease until Closing, and Lessee shall pay to Lessor an additional sum equal to the pro-rata monthly amount of Net Rent last then due, from the expiration of the Lease until Closing.

32.04 PURCHASE PRICE AND APPLICATION OF PAYMENTS. The Purchase Price which Lessee will pay Lessor for the Property shall be the Fair Market Value of the Property. All sums paid at closing will be by immediately available funds.

“Fair Market Value” means the fair market value of the Property on the date of Lessee’s exercise of this Option To Purchase as set forth in an independent appraisal of the Property (the “Appraisal”); provided however, that if the Lessor or Lessee mutually agree on the value of the Property, the Fair Market Value shall be such agreed value and no Appraisal of such Interest shall be required. If the Lessee shall purchase the Property in connection with Article 32 hereof and an Appraisal is necessary, the Lessor shall within thirty (30) days after it has notice of that an Appraisal is required notify the certified public accountants then serving the Lessor of the need for an Appraisal to determine the Fair Market Value of the Property. Thereafter, the accountants shall promptly submit to the Lessor and the Lessee a list of three (3) appraisers reasonably qualified, MAI certified, experienced, and trained to value the Property, with no relationship with either the Lessor or Lessee. The Lessor and the Lessee shall each strike names alternately from the list, with the Lessee striking first, until only one name remains. The remaining named appraiser shall determine the Fair Market Value of the Property, taking into consideration such factors as deemed appropriate, and shall promptly deliver a final report and such valuation to the Lessor’s accountants. The accountants shall notify the Lessor and Lessee, in writing, as specified herein of the Fair Market Value of the Property as determined by the Appraisal. The cost of the Appraisal shall be borne equally, one half by the Lessor and one half by the Lessee.

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ARTICLE 33

RIGHT OF FIRST REFUSAL

33.01 During the Term of this Lease, if Lessor receives from a third party (the “Offeror”) a bona-fide offer, which the Lessor wishes to accept, to purchase all or any part of the Property, Lessor shall cause the offer to be reduced to writing (which shall include all relevant terms and conditions, including the period within which the sale of the Property must occur) (the “Offer”), and shall notify Lessee in writing of its wish to accept the Offer (“Lessor’s Notice”). Lessee’s Notice shall be accompanied by a true copy of the Offer. Lessee shall then have the right to purchase the Property or portion thereof (hereinafter the “Offer Property”), at the price and on the other terms and conditions set forth in the Offer; provided, however, that Lessee shall not be required to pay any brokerage commissions or similar fees. Tenant’s right under this Agreement is referred to as the “Right of First Refusal.”

33.02 Lessee shall exercise the Right of First Refusal, if at all, by providing Lessor written notice (“Notice of Exercise”) within twenty-five (25) days after receipt by Lessee of Lessor’s Notice. If Lessee does not timely provide Lessor with the Notice of Exercise, Lessor may sell the Offer Property to the Offeror on the terms set forth in the Offer provided that:

i. the Right of First Refusal shall remain in effect with respect to the remainder of the Term herein (including any Renewal Term);

ii. once an Offer of which Lessor has given the Lessee Lessee’s Notice is accepted by Lessor, Lessor shall not agree to a reduction of the purchase price, more favorable terms to the third party purchaser, or any change in the consideration to be given in exchange for the Offer Property, without first giving Lessee a new Lessee’s Notice of the reduction, more favorable terms or change, and upon receipt of the new Lessee’s Notice, the Right of First Refusal shall apply to the Offer Property at the new price, or on the new or changed terms set forth in the new Lessee’s Notice; and

iii. if Lessee has not entered into an agreement to sell the Offer Property within one hundred eighty (180) days after the date Lessee receives Lessor’s Notice, or if such sale does not close within three hundred sixty (360) days after the date that Lessee receives Lessor’s Notice, then the Right of First Refusal shall again be applicable prior to any sale of that Offer Property.

33.03 If Lessee elects to exercise the Right of First Refusal, Lessor and Lessee shall enter into an agreement of sale setting forth the terms in the Offer, and such other terms and provisions as may be agreed to between the parties that are not inconsistent therewith. If the parties are unable to agree upon the form of agreement of sale within thirty (30) business days after Lessee’s delivery of its exercise notice to Lessor, then Lessee shall be deemed to have assumed the obligations under the Offer, except that any contingencies other than fee simple marketable title and an environmental inspection shall be deemed waived. The closing of the purchase and sale shall be held via escrow by mail at the offices of Lessee’s attorney, or at such other place as Lessee may select. Payment for the Property being purchased pursuant hereto shall be made in accordance with the terms specified in Lessor’s Notice. Upon such payment, Lessor shall deliver to the purchaser a bargain and sale deed with covenants against the grantor’s acts, sufficient to convey the Property to be sold in fee simple, free of all liens and encumbrances except “Permitted Encumbrances which include[ ]”, together with an assignment of all leases, a bill of sale sufficient to convey title to all personal property of Lessor located at the Property and used in connection therewith, and such other instruments as may be necessary or appropriate to effect the conveyance of the Property to Lessee. Payment of the transfer tax, mansion tax and other closing adjustments shall be on the terms set forth in Lessor’s Notice, and if not specified in such Lessor’s Notice, shall be paid in the manner customary in the county where the Offer Property is located.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

WITNESSES:	LESSOR:

KENNEDY INNOVATION COMPLEX LLC

By:
	Name:	Lou Wood Kennedy
	Its:	Manager

LESSEE :

SHARPS TECHNOLOGY, INC.

By:
Name:
Its:

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EXHIBIT A

LEGAL DESCRIPTION

All that certain piece, parcel or tract of land, together with any improvements thereon, lying, situate and being located in the County of Lexington, State of South Carolina, along 12th Street Ext. (120’ ROW), and being shown as an 18.53 acre parcel on that certain Boundary Survey prepared for County of Lexington, by Russell S. Owens, SCRLS 19404, Survey One, LLC, dated June 17, 2021, revised July 29, 2021, and recorded August 2, 2021 in the Office of the Register of Deeds for Lexington County in Book 20956 at Page 4175. Reference to said plat is made for a more complete and accurate description thereof, all measurements being a little more or less.

DERIVATION: Title to Real Estate Limited Warranty Deed from County of Lexington to Kennedy Innovation Complex, LLC, dated August 26, 2021, and recorded on August 26, 2021 in the Office of the Register of Deeds for Lexington County, South Carolina in Book 20961 at Page 4304.

TAX MAP NO.: 008097-02-01

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EXHIBIT B

100,896 square feet of rentable space located in the building located on the Land described in Exhibit A, and as more particularly described on the attached Exhibit B-1.

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EXHIBIT B-1

Layout

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EXHIBIT E

NEPHRON PURCHASE AGREEMENT

Exhibit E

Nephron Purchase Agreement

This Nephron Purchase Agreement (this “Agreement”) is made effective as of ___________, 2023 between Sharps Technology, Inc. a Nevada publicly traded company, having an address of 105 Maxess Road, Melville, NY 11747 or a wholly-owned subsidiary, (collectively the “Seller”), and NEPHRON SC, INC., a South Carolina limited liability company, having an address of 4500 12th Street Extension, West Columbia, SC 29172, and NEPHRON STERILE COMPOUNDING CENTER LLC, a South Carolina limited liability company, having an address of 4500 12th Street Extension, West Columbia, SC 29172 (collectively, the “Buyer” or “Buyers”), and together with Seller, the “Parties”, (and each, a “Party”).

Whereas, Buyer and Seller desire to enter into an exclusive agreement with regard to the purchase and sale of pre-fillable syringe formats or other mutually agreed upon components or products manufactured by Seller to meet Buyer’s ongoing syringe requirements as well as any syringes developed in accordance with the Pharma Services Agreement (attached hereto) hereinafter called Products; and

Whereas, Buyer and the Seller are entering into this Agreement in good faith and are relying on its terms;

Now, therefore, for and in consideration of the mutual covenants contained in this agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

EXCLUSIVITY.

Exclusivity Period shall mean the period starting on the date of the initial delivery of Products and ending 10 years thereafter and for the remaining Term as defined below. During the Exclusivity Period, the Buyer will not directly or indirectly, through any employee, agent, or otherwise, and will not permit any of its agents to solicit, initiate or encourage, any offers or proposals relating to the purchase by Buyer of the above-mentioned Products or any products similar to the Products for use by Buyer. Notwithstanding anything to the contrary, Buyer shall have the right to purchase for resale Products. Buyer and Seller agree that during the Exclusivity Period, Buyer shall purchase Products exclusively from Seller and not from any other vendor and Seller will exclusively produce (i) the minimums required under Schedule I for the Buyer and (ii) such quantities requested by the Buyer to meet the Safety Stock Program requirements defined below before addressing any other customers of the Seller.

Purchase and Sale of Products.

Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term as defined below, Buyer shall purchase from Seller, and Seller shall manufacture and sell to Buyer, Buyer’s requirements of the Products. Schedule 1 contains: (a) a description of the Products to be manufactured and sold hereunder as may be augmented from time to time to include any new, future or additional products designed by mutual consent or in accordance with the Pharma Services Agreement; (b) the purchase price for the Products; and (c) the minimum monthly quantities of the Products to be purchased by Buyer ( “Minimum Quantities”).

Unless otherwise provided in Schedule 1, subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall manufacture and sell to Buyer the lesser of 100% of Buyer’s requirements or the Seller’s Excess Capacity of the Products.

The Parties shall, from time to time, amend Schedule 1 to reflect any agreed upon increases in minimum quantities or prices; provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties. Buyer shall purchase the Products from Seller at the prices set forth on Schedule 1 attached hereto including provisions for price increases determined at the end of any calendar year commencing on January 1, 2025 , such price increases being indexed to the Bureau of Labor Statistics Employer Cost Index for the South Atlantic region (“Prices”).

Safety Stock Program (“Safety Stock”): Buyer will have the option to purchase a minimum of four months of Minimum Quantities to establish the Safety Stock for the purpose of ensuring the availability of product in the event of unforeseen demand exceeding the Minimum Quantities or an unforeseen production interruption. Buyer may allocate a portion of the Minimum Quantities to the establishment of the Safety Stock. If used, Buyer will be obligated to replenish the Safety Stock once Minimum Quantities are met.

In the event production is interrupted for an extended period of time, Seller will deliver Product from the Safety Stock. Once the Safety Stock is depleted and production has not yet commenced Buyer will be free to purchase from other suppliers and the Minimum Quantities will be suspended. Once production is resumed, the suspension will be lifted and the Buyers and Sellers obligations under this contract will be resumed.

Non-binding Forecasts of Buyer’s Requirements (“Forecasts”). On the last business day of each month, Buyer will provide Seller with a rolling 6-month forward order Forecast prepared in good faith. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party; provided, however, that Seller shall not be required to manufacture and sell to Buyer any quantity of forecasted Products that is in excess of Seller’s Excess Capacity.

For the purposes of this agreement, Excess Capacity will be defined as the maximum production capacity available to the Seller at the time required by this Agreement less the sum of (i) the Minimum Quantities under Schedule 1 plus orders arising the Forecast required by the Buyer at such time; (ii) Safety Stock; and (iii) quantities needed to meet the forecasted orders, by production line, of the Buyer’s existing other customers. Sharps will prioritize order deliveries to Nephron for Minimum Quantities, Forecasts and Safety Stock.

Right to Manufacture and Sell Competitive Products. This Agreement does not limit Seller’s right to manufacture or sell, or preclude Seller from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, the Products and other Products that are similar to or competitive with the Products.

In the event the Buyer is unable to utilize all of the Minimum Quantities in any month, Buyer will be free to resale Product in coordination with Sharps so long as such sales are at prices agreed to by Sharps and Nephron and to entities not currently customers of Sharps (“Resold Products”). Sales of Resold Products shall be included in calculating Nephron’s purchases of Minimum Quantities.

Ordering Procedure.

Purchase Orders. Buyer shall issue to Seller Purchase Orders with the Purchase Order Form included in Schedule 2 via EDI/facsimile, e-mail or US mail. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect. Buyer shall be obligated to purchase from Seller quantities of Products specified in a Purchase Order

Acceptance, Rejection and Cancellation of Purchase Orders. Seller accepts a Purchase Order by confirming the order in writing or by delivering the applicable Products to Buyer, whichever occurs first.

Seller may reject a Purchase Order for quantities greater than Seller’s Excess Capacity which it may do without liability or penalty, and without constituting a waiver of any of Seller’s rights or remedies under this Agreement or any Purchase Order, by providing written notice to Buyer.

Shipment, Delivery, Acceptance, Inspection and Payment.

Shipment. Unless otherwise expressly agreed by the Parties in writing, Buyer shall select the method of shipment of and the carrier for the Products. Seller may, with notice to the Buyer, in its sole discretion, without liability or penalty, make partial shipments of Products to Buyer.

Transfer of Title and Risk of Loss.

Title to Products passes to Buyer at FOB Shipping Point.

Risk of loss to Products passes to Buyer at FOB Shipping Point.

Inspection. Upon receipt of such Products Buyer shall inspect the Products received and within 15 business days (the “Inspection Period”) and provide notification that such Products failed the inspection and the Buyer has rejected such Products. Seller shall have the option to inspect the rejected Products at the Buyer’s location and perform a preliminary investigation prior to agreeing to the issuance of a Return Authorization for the return of the rejected Products.

Payment Terms. Seller shall issue periodic invoices to Buyer for all Products ordered, setting forth in reasonable detail the amounts payable by Buyer under this Agreement. Buyer shall pay to Seller all invoiced amounts within ten (10) Business Days from Buyer’s receipt of such invoice.

Seller may, at the time it needs to obtain additional liquidity, have the option to shift from the Payment Terms to a prepayment for two months of minimum orders at such time as may be required.

Buyer shall make all payments in US dollars by wire transfer, in accordance with the following wire instructions:

ABA Number: [ ]

Account Number: [ ]

Bank Address: [ ]

Attn: [NAME]/[CONTACT INFORMATION]

Invoice Disputes. Buyer shall notify Seller in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within five (5) Business Days from Buyer’s receipt of such invoice.

Terms and Termination.

Initial Term. The term of this Agreement commences on the date hereof (the “Effective Date”) and continues through the end of the Exclusivity Period unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the “Initial Term”).

Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive two (2) year terms unless either Party provides written Notice of non-renewal at least one hundred and eighty (180) days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law.

Seller’s Right to Terminate. Seller may terminate this Agreement, by providing written Notice to Buyer:

If Buyer fails to pay any amount when due under this Agreement (“Payment Failure”)

If Buyer is in breach of any representation, warranty or covenant of Buyer under this Agreement (other than committing a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time (in no case exceeding ten (10) days) after Buyer’s receipt of written Notice of such breach.

Effect of Expiration or Termination.

Upon the expiration or earlier termination by the Seller of this Agreement, all indebtedness of Buyer to Seller under this Agreement, any other agreement or otherwise, of any kind, shall become immediately due and payable to Seller, without further notice to Buyer.

Expiration or termination of the Term will not affect any rights or obligations of the Parties that come into effect upon or after termination or expiration of this Agreement.

Certain Obligations of Buyer.

a)	Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Buyer Personnel shall actually, apparently or ostensibly on behalf of Seller make any representations, warranties, guarantees, indemnities, similar claims or other commitments to any customer or other Person with respect to the Products, which are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims or other commitments in this Agreement or any written documentation provided by Seller to Buyer.

b)	Engage in any unfair, competitive, misleading or deceptive practices respecting Seller, Seller’s Trademarks or the Products, including any Products disparagement; and

c)	Solicit any of Seller’s employees for employment by Buyer or any of its Affiliates. .

Compliance with Laws. Buyer shall at all times comply with all Laws applicable to this Agreement, Buyer’s performance of its obligations hereunder and Buyer’s use or sale of the Products. Without limiting the generality of the foregoing, Buyer shall (a) at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the purchase and use Products and (b) not engage in any activity or transaction involving the Products that violates any Law.

Representations and Warranties.

Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

a)	It is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of South Carolina.

b)	It is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement.

c)	It has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

d)	The execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer.

e)	The execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Articles of Organization and/or Operating Agreement) (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract that the Buyer is a party to;

f)	This Agreement has been executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

g)	It is in material compliance with all applicable Laws relating to this Agreement, the Products and the operation of its business.

h)	It has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

i)	It is not insolvent and is paying all of its debts as they become due; and

j)	All financial information that it has provided to Seller is true and accurate and fairly represents Buyer’s financial condition.

Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

a)	It is a duly organized, validly existing and in good standing under the laws of the respective states of incorporation of the Seller.

b)	It is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement.

c)	It has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

d)	The execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Seller, have been duly authorized by all necessary corporate action on the part of Seller; and

e)	The execution, delivery and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under (i) any of Seller’s organizational documents (ii) any applicable Law.

f)	This Agreement has been executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

g)	It is in material compliance with all applicable Laws relating to this Agreement, the Products and the operation of its business; and

h)	It has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

Indemnification.

Mutual Indemnification. Subject to the terms and conditions of this Agreement, each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to/arising out or resulting from any third-party Claim or any direct Claim against Indemnifying Party alleging:

a)	A material breach or non-fulfillment of any representation, warranty or covenant under/representation or warranty set forth in this Agreement by Indemnifying Party or Indemnifying Party’s Personnel.

b)	Any negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of this Agreement.

c)	Any bodily injury, death of any Person or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party or its Personnel; or

d)	Any failure by an Indemnifying Party or its Personnel to materially comply with any applicable Laws.

Notwithstanding anything to the contrary in this Agreement, this section does not apply to any Claim (whether direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend (if applicable) an Indemnified Party against any Claim if such Claim or corresponding Losses arise out of or result from, in whole or in part, the Indemnified Party’s or its Personnel’s:

a)	Negligence or more culpable act or omission (including recklessness or willful misconduct);

b)	Bad faith failure to materially comply with any of its obligations set forth in this Agreement; or

c)	Use of the Products in any manner not otherwise authorized under this Agreement or that does not materially conform with any usage instructions/guidelines/specifications provided by Seller.

EXCLUSIVE REMEDY. THIS SECTION SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY THIS SECTION.

Limitation of Liability.

NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY PRODUCTS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY SELLER, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE PRODUCTS.

Intellectual Property Rights.

Ownership. Buyer acknowledges and agrees that:

a)	Except to the extent provided in a separate written agreement between Buyer and Seller, Seller (or its licensors) will retain all Intellectual Property Rights used to create, embodied in, used in and otherwise relating to the Products and any of their component parts;

b)	Any and all Seller’s Intellectual Property Rights are the sole and exclusive property of Seller or its licensors;

c)	Buyer shall not acquire any ownership interest in any of Seller’s Intellectual Property Rights under this Agreement;

d)	Any goodwill derived from the use by Buyer of Seller’s Intellectual Property Rights inures to the benefit of Seller or its licensors, as the case may be;

if Buyer acquires any Intellectual Property Rights in or relating to any Products (including any Good) purchased under this Agreement (including any rights in any Trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Seller or its licensors, as the case may be, without further action by either Party; and Buyer shall use Seller’s Intellectual Property Rights only in accordance with this Agreement and any instructions of Seller.

Prohibited Acts. Buyer shall not

a)	Take any actions that interfere with any of Seller’s rights in or to Seller’s Intellectual Property Rights, including Seller’s ownership or exercise thereof;

b)	Challenge any right, title or interest of Seller in or to Seller’s Intellectual Property Rights;

c)	Make any claim or take any action adverse to Seller’s ownership of Seller’s Intellectual Property Rights;

d)	Register or apply for registrations, anywhere in the world, for Seller’s Trademarks or any other Trademark that is similar to Seller’s Trademark(s) or that incorporates Seller’s Trademarks (in whole or in confusingly similar part);

e)	Use any mark, anywhere, that is confusingly similar to Seller’s Trademarks.

f)	Engage in any action that tends to disparage, dilute the value of, or reflect negatively on the Products purchased under this Agreement (including Products) or any Seller Trademark.

g)	Misappropriate any of Seller’s Trademarks for use as a domain name without prior written consent from Seller; or

h)	Alter, obscure or remove any of Seller’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the Products purchased under this Agreement (including Products), marketing materials or other materials that Seller may provide.

Confidentiality.

Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, Products and services, Forecasts, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information whether orally or in written, electronic, or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that, at the time of disclosure:

a)	Is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this section by the Receiving Party or any of its Representatives.

b)	Is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information.

c)	Was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party.

d)	Was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

e)	Is required to be disclosed pursuant to applicable Law.

Protection of Confidential Information. The Receiving Party shall, for Three (3) years from receipt of such Confidential Information:

a)	Protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

b)	Not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

c)	Not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

d)	The Receiving Party shall be responsible for any breach of this section caused by any of its Representatives. On the expiration or earlier termination of this Agreement, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to promptly destroy all Confidential Information and copies thereof that it has received under this Agreement.

Tooling. All Tooling used to manufacture the Products is owned by Seller (“Seller Tooling”). Buyer has no right, title, or interest in or to any of the Seller Tooling.

Access and Audit Rights. Seller hereby grants Buyer access to Buyer’s operations, facilities, books and records, correspondence, writings, drawings, and receipts solely related to the Products for the purpose of ensuring Seller’s compliance with appropriate regulatory requirements. Seller shall maintain all pertinent books and records for a period of Three (3) years after expiration of the Initial Term and/or any Renewal Term. Seller shall also cooperate fully with Buyer with respect to all reasonable requests of Buyer relating to the foregoing access rights. [RH to review]

Insurance. During the Initial Term and any Renewal Term, each Party shall, at its own expense, maintain and carry in full force and effect, , Product liability insurance, subject to appropriate levels of self-insurance if used, in a sum no less than $250,000 with financially sound and reputable insurers, and upon the other Party’s reasonable request, shall provide the other Party with a certificate of insurance evidencing the insurance coverage specified in this Section, if requested. The certificate of insurance shall name the other Party as an additional insured. Each Party shall provide the other Party with Thirty (30) days’ advance written notice in the event of a cancellation or material change in such insurance policy.

FORCE MAJEURE.

If the performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages, or other labor disputes, or supplier failures.

The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

SURVIVABILITY.

This Agreement shall survive any sale, merger or change of control (“Change of Control Transaction”) of Buyer or Seller. Each party agrees that the agreement governing such Change in Control Transaction, will provide for the assumption of this agreement by the Successor Party.

APPLICABLE LAW.

This Agreement shall be governed by the laws of the State of South Carolina.

ATTORNEY’S FEES.

In the event that any lawsuit is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to any other remedy or compensation, the successful parties attorney’s fees and costs, including fees of expert witnesses. The awarding of attorney’s fees or expert witnesses fees may not cause any award to exceed the Limitation of Liability value set above.

[THE REMAINDER OF THIS PAGE LEFT BLANK]

SIGNATURES.

This Agreement shall be executed on behalf of Sharps Technology, Inc. by Robert M. Hayes and on behalf of Nephron Sterile Compounding Center LLC by Lou Wood Kennedy.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Seller:

By:		Date:
Robert M. Hayes

1 This Agreement is conditioned upon and expressly subject to Seller consummating the purchase of the assets of INJECTEZ LLC pursuant to an Asset Purchase Agreement by and between Seller and Nephron SC, Inc. In the event Seller fails to consummate the purchase as described, this Agreement shall be null and void and of no further force and effect.

Schedule 1

PRODUCTS SUBJECT TO THIS AGREEMENT ARE POLYMER (CYCLIC OLEFIN COPOLYMER) LUER LOCK SYRINGES PACKED IN NEST AND TUB CONFIGURATIONS, BAGGED FOR CLEAN ROOM TRANSFER, AND TERMINALLY STERILIZED IN A READY TO FILL FORMAT ON HIGH SPEED FILLING EQUIPMENT

	Forecasted Unit Production			Nephron Required Purchases		Redemption Requirements
	5 mL & 10 mL	50 mL	Total	Monthly	Cumulative	Monthly	Cumulative
Interval	Units	Units	Units	$	$	$	$
Sep-23	-	-	-	$-	$-	$-	$-
Oct-23	-	-	-	$-	$-	$-	$-
Nov-23	-	-	-	$-	$-	$-	$-
Dec-23	-	-	-	$-	$-	$-	$-
Jan-24	-	-	-	$-	$-	$-	$-
Feb-24	1,430,451	83,365	1,513,817	$-	$-	$-	$-
Mar-24	1,667,370	83,365	1,750,735	$2,321,798	$2,321,798	$2,500,000	$2,500,000
Apr-24	1,667,370	83,365	1,750,735	$2,653,484	$4,975,283	$2,500,000	$5,000,000
May-24	1,667,370	83,365	1,750,735	$2,653,484	$7,628,767	$2,500,000	$7,500,000
Jun-24	1,667,370	83,365	1,750,735	$2,653,484	$10,282,251	$2,500,000	$10,000,000
Jul-24	1,667,370	83,365	1,750,735	$2,653,484	$12,935,735	$2,500,000	$12,500,000
Aug-24	1,667,370	83,365	1,750,735	$2,653,484	$15,589,219	$2,500,000	$15,000,000
Sep-24	1,667,370	83,365	1,750,735	$2,653,484	$18,242,704	$2,500,000	$17,500,000
Oct-24	3,097,821	83,365	3,181,186	$2,653,484	$20,896,188	$2,500,000	$20,000,000
Nov-24	3,276,627	83,365	3,359,993	$3,819,167	$24,715,355	$2,500,000	$22,500,000
Dec-24	3,276,627	83,365	3,359,993	$3,819,167	$28,534,521	$2,500,000	$25,000,000

(Below shown Monthly Minimum Quantities for each Calendar Year)
	5 mL &10 mL	50 mL	Total
Interval	Units	Units	Units
CY 2025	2,500,000	83,333	2,583,333
CY 2026	2,500,000	83,333	2,583,333
CY 2027	2,500,000	83,333	2,583,333
CY 2028	2,500,000	83,333	2,583,333
CY 2029	2,500,000	83,333	2,583,333
CY 2030	2,500,000	83,333	2,583,333
CY 2031	2,500,000	83,333	2,583,333
CY 2032	2,500,000	83,333	2,583,333
CY 2033	2,500,000	83,333	2,583,333

OR

	Minimum Quantities
	5 mL & 10 mL	50 mL	Total
Interval	Units	Units	Units
CY 2025	30,000,000	1,000,000	31,000,000
CY 2026	30,000,000	1,000,000	31,000,000
CY 2027	30,000,000	1,000,000	31,000,000
CY 2028	30,000,000	1,000,000	31,000,000
CY 2029	30,000,000	1,000,000	31,000,000
CY 2030	30,000,000	1,000,000	31,000,000
CY 2031	30,000,000	1,000,000	31,000,000
CY 2032	30,000,000	1,000,000	31,000,000
CY 2033	30,000,000	1,000,000	31,000,000

PRICES

Product	Initial Price		Annual Price Increases - Indexed to
5 mL	$	x.xx	BLS Employer Cost Index (South Atlantic Region)
10 mL	$		BLS Employer Cost Index (South Atlantic Region)
50 mL	$		BLS Employer Cost Index (South Atlantic Region)

Schedule 2

PURCHASE ORDER FORM

EXHIBIT A

BUYER’S SPECIFICATIONS

10mL Inject EZ Syringe Barrel

10mL Inject EZ Tip Cap Closure

10mL Inject EZ Syringe Lubrication

10mL Inject EZ Packaging Materials

10mL Inject EZ Plunger Rod

10mL Inject EZ Plunger Rod Piston

10mL Inject EZ Sterilization

50mL Inject EZ Syringe Barrel

50mL Inject EZ Tip Cap Closure

50mL Inject EZ Syringe Lubrication

50mL Inject EZ Packaging Materials

50mL Inject EZ Plunger Rod

50mL Inject EZ Plunger Rod Piston

50mL Inject EZ Sterilization

5mL Inject EZ Syringe Barrel

5mL Inject EZ Tip Cap Closure

5mL Inject EZ Syringe Lubrication

5mL Inject EZ Packaging Materials

5mL Inject EZ Plunger Rod

5mL Inject EZ Plunger Rod Piston

5mL Inject EZ Sterilization

[TO BE SUPPLIED BY NEPHRON/BUYER]

EXHIBIT F

FUNDS FLOW

Schedule 1.1(B)

Business Employees

Name	Position / Function

Jeremy Foster	Production

George Gallop, Jr.	Production

Dana Green	Quality

Patrick Johns	Production

Anne Lockadoo	Quality

Douglas Shoup	Production

Amos Taylor	Production

Jeffrey Turner	Production

Schedule 1.1(K)

Knowledge

1.	William P. Kennedy

2.	Lou Wood Kennedy

3.	Brad Murray

Schedule 1.1(T)

Copyright Assets; Trademark Assets; Transferred Software

The InjectEZ trademark application is pending (US App. # 97/182311 filed Dec. 21, 2021). The application has been allowed by the USPTO and is in the current period for provision of the Statement of Use (after commercial use commences).

Schedule 1.2

2.3 Assumption of Certain Liabilities and Obligations. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due all of the Assumed Liabilities pursuant to Assigned contracts specifically identified in Schedule 1.2. Buyer will not assume or have any responsibility of any nature with respect to any Excluded Liability.

There are no Excluded Liabilities

Schedule 2.1(a)

Assigned Contracts

None

Schedule 2.1(e)

Proposals, Presentations, Etc.

None

Schedule 2.1(f)

Books and Records

All financial records, copies of purchase orders, invoices, all manuals, and written materials in the possession of the Company.

Schedule 2.1(g)

(g) all credits, deferred charges, advance payments, security deposits, and duties to the extent related to a Transferred Asset identified on Schedule 2.1(g);

None.

Schedule 2.1(h)

Credits, Prepaid Expenses, Deferred Charges, Etc.

None.

Schedule 2.1(i)

Fixtures and Equipment

Schedule 2.1(i) cont.

Fixtures and Equipment

Schedule 2.1(j)

Governmental Authorizations

to the extent their transfer is permitted by Applicable Law, all governmental authorizations and non-governmental authorizations and all applications therefor Related to the Business or any Transferred Asset identified on Schedule 2.1(jNone

Schedule 2.1(k)

Guaranties, Warranties, Indemnities and Similar Rights

None.

Schedule 2.2(c)

Excluded Accounts Receivable

None.

Schedule 2.2(h)

Excluded Contracts

None.

Schedule 2.2(i)

Excluded Fixtures and Equipment

Certain racking, shelving, office desks, all as identified to Buyer.

Schedule 2.6(a)

Summary of Terms for Subordinated Notes

Issuer:	Sharps Technology, Inc. (the “Company”)

Guarantors:	The Company’s direct and indirect subsidiaries

Purchasers:	Bill and Lou Kennedy

Issue:	Subordinated Debt so long as intercreditor documentation makes clear that it remains deeply subordinated to the Backcast Senior Notes as well as the Backcast Preferred Stock. It will include an evergreen Standstill and agreement that its repayment or liquidation position will be after all amounts owed to Backcast are repaid...except for repayments occurring under the Early Repayment/Call Right described below

Principal Amount	$10.0 million

Repayment upon liquidity event or at Maturity	Purchasers will be entitled to receive a Repayment equal to the originally issued amount plus accrued interests subject to the full and complete repayment of the Backcast entire investment comprised of the Senior Secured Notes and the Series A Redeemable Preferred Stock.

Early Repayment /Call Right:	On a quarterly basis, Purchasers will have the right to redeem 25% of the Subordinated Debt in each quarter in which Nephron’s purchases equal or exceed $7.5 Million(“Early Repayment Requirement”). Such redemption right will be cumulative such that any shortfall in one quarter can be resolved in the subsequent quarter(s) so long as the cumulative sales to the next Early Repayment Requirement aggregate the sum of the preceding quarter(s) Early Repayment Requirements. The Company will have the right to call the Preferred Stock to be redeemed by payment of liquidation preference/Principal plus accrued dividends/interest at the same time that the Redemption Requirements are met. Such redemptions are subject to the Company remaining in covenant compliance with respect to its Senior Loans at the time of any redemption.

Put Right:	5 years after closing date; Subordinated Noteholders have the right to require Company to purchase all or any portion of the Subordinated Notes at par plus accrued interest.

Interest Rate:	8% annual simple interest accruing from date of closing to the date of repayment of liquidation and payable upon repayment or liquidation

Ranking:	Senior to all other forms of common equity and junior to the Senior Secured Notes and Redeemable Preferred Stock issued to Backcast Partners.

Warrants:

Detachable warrants (the “Equity Warrants”) on Closing Date to purchase 4.0% of fully diluted common equity outstanding or issuable as of Closing Date

Exercise price of $1.56 per share. They will have customary cashless exercise provisions if underlying shares are not subject to effective registration statement under Securities Act and will be exercisable for five years. The “Equity Warrants” will be covered by weighted average anti-dilution provisions protecting holders from dilution caused by sale of shares at price less than the greater of the then-current market price and $1.56 per share other than for Exempted Transactions.

Economic terms:	Sharps may, at the time it needs to obtain additional liquidity, have the option to shift from the payment terms outlined in the Supply Agreement to a prepayment for two months of minimum orders at such time as may be required.

Schedule 2.6(e)

Summary of Supply Terms

As set forth in the Nephron Purchase Agreement attached as Exhibit E

Schedule 3.10(b)

Trademarks

Except for the InjectEZ trademark, none.

Schedule 3.10(c)

Contracts

None.

Schedule 3.10(f)

Litigation; other claims

None.

Schedule 3.10(g)

Registered Intellectual Property

The InjectEZ trademark.

Schedule 3.4

Consents

None, other than Member approval, which approval is a formality.

Schedule 3.4

Financial Information

To be provided

Schedule 3.6(a)

Contracts